Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

INTEGRA LIFESCIENCES CORPORATION

as “Parent”

Patriot S1, Inc.

as “Merger Sub Bio”

TEI Biosciences Inc.

(“TEI Bio”)

and

Dr. Yiannis Monovoukas

as the “SH Rep”

Dated as of June 26, 2015

TABLE OF CONTENTS

ARTICLE 1

	DEFINITIONS	1

1.1	Certain Defined Terms	1
1.2	Usage and Interpretation	15

ARTICLE 2

	THE MERGER	16

2.1	The Merger	16
2.2	Effective Time	16
2.3	Effect of the Merger	16
2.4	Certificate of Incorporation; By-Laws	16
2.5	Directors; Officers	16
2.6	Effect on Outstanding Securities	17
2.7	Dissenting Shares	18
2.8	SH Rep	18

ARTICLE 3

	CONSIDERATION SPREADSHEET; PAYMENT OF MERGER CONSIDERATION, ETC.	20

3.1	Consideration Spreadsheet	20
3.2	Paying Agent	21
3.3	Payments; Exchange Procedure	21
3.4	Escrow Matters	23
3.5	Merger Consideration Adjustment	23
3.6	Optionholder Payments	25
3.7	Transfer Taxes	25
3.8	Dr. Monovoukas Bonus Payments	25

ARTICLE 4

	REPRESENTATIONS AND WARRANTIES OF TEI BIO	26

4.1	Organization and Ownership, Qualification, Governing Documents, No Subsidiaries	26
4.2	Power and Actions; Enforceability	26
4.3	Capitalization	27
4.4	No Conflict or Violation	28
4.5	Third Party Consents	28
4.6	No Brokers	28
4.7	Financial Statements, No Undisclosed Liabilities, Accounting Matters, Inventory, Indebtedness	29
4.8	Absence of Certain Changes and Events	29
4.9	Business Employees and Employee Plans	31

i

4.10	Business Authorizations; Compliance; Product Safety	34
4.11	Quality Certifications	36
4.12	No Proceedings; Judgments and Orders	36
4.13	Health Care Law Matters	36
4.14	Title to and Condition of Assets	38
4.15	Real Property	38
4.16	Contracts, etc.	39
4.17	Relationships with Related Persons	41
4.18	Intellectual Property	41
4.19	Trade and Economic Sanctions	43
4.20	Warranty Matters	43
4.21	Insurance	43
4.22	Tax Matters	44
4.23	Bank Accounts; Books and Records	46

ARTICLE 5

	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB BIO	47

5.1	Organization, Power and Actions	47
5.2	Execution, Delivery and Enforceability	47
5.3	No Conflict or Violation	47
5.4	No Third-Party Consents	47
5.5	No Brokers	48
5.6	Operations of Merger Sub Bio	48
5.7	Proceedings	48
5.8	Sufficient Funds	48

ARTICLE 6

	CONDITIONS TO OBLIGATIONS OF TEI BIO	48

6.1	Representations, Warranties and Covenants	48
6.2	Certain Approvals, etc.	49
6.3	Additional Agreements and Other Closing Documents	49
6.4	Conditions Under TEI Med Merger Agreement	49

ARTICLE 7

	CONDITIONS TO PARENT’S AND MERGER SUB BIO’S OBLIGATIONS	49

7.1	Representations, Warranties and Covenants	49
7.2	Dissenting Shares	50
7.3	Certain Approvals, etc.	50
7.4	Written Consent; Support Agreement	50
7.5	Additional Financial Statements	50
7.6	No Material Adverse Change	50
7.7	Additional Agreements and Other Closing Documents	50
7.8	FIRPTA Certificate	51
7.9	Conditions Under TEI Med Merger Agreement	51

ARTICLE 8

	PRE-CLOSING COVENANTS REGARDING CONDUCT OF THE BUSINESS, ACCESS AND NON-SOLICITATION	51

8.1	Conduct of Business Prior to the Closing	51
8.2	Access to Information	52
8.3	No Solicitation of Other Bids	52

ARTICLE 9

	ADDITIONAL PRE-CLOSING COVENANTS	53

9.1	Written Consent of Stockholders and Parent; Support Agreement	53
9.2	Efforts Regarding Satisfaction of Conditions; Filings and Notifications	53
9.3	Financial Statements	54

ARTICLE 10

	TERMINATION BEFORE CLOSING	55

10.1	Termination	55
10.2	In the Event of Termination	56

ARTICLE 11

	SURVIVAL AND INDEMNIFICATION	56

11.1	Survival of Representations	56
11.2	Indemnification	56

ARTICLE 12

	COVENANTS AFTER CLOSING	61

12.1	Publicity	61
12.2	Confidentiality	61
12.3	Indemnification of Directors and Officers(a)	62
12.4	Tax Matters	62
12.5	Products Liability Insurance	65

ARTICLE 13

	GENERAL PROVISIONS	65

13.1	General Provisions	65

SCHEDULES OTHER THAN DISCLOSURE SCHEDULE

Schedule 1.1(a)	Financial Statements
Schedule 1.1(b)	Illustration of Working Capital

Schedule 1.1(c)	Products
Schedule 1.2	Usage and Interpretation
Schedule 2.6(d)	Certain Optionholders
Schedule 3.1(a)	Consideration Spreadsheet
Schedule 6.3	Closing Agenda
Schedule 7.3(c)	Required Third Party Consents
Schedule 9.1	Specified Stockholders
Schedule 11.2(a)(viii)	Certain Indemnification Matters
Schedule 11.2(c)	Procedures After Certain Indemnity Claim Notices

DISCLOSURE SCHEDULE

EXHIBITS

Exhibit A	Form of Consulting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of License Agreements
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Supply Agreements
Exhibit F	Form of Support Agreement
Exhibit G	Form of Certificate of Merger and Amended and Restated Certificate of Incorporation
Exhibit H	Form of Letter of Transmittal
Exhibit I	Form of Written Consent
Exhibit J	Form of Option Surrender Agreement

This Agreement and Plan of Merger (this “Agreement”) is entered into as of June 26, 2015 by and among Integra LifeSciences Corporation, a Delaware corporation (“Parent”), Patriot S1, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub Bio”), TEI Biosciences Inc., a Delaware corporation (“TEI Bio”), and Dr. Yiannis Monovoukas as the TEI Bio Securityholders’ Representative (the “SH Rep”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub Bio and TEI Bio have approved and recommended to their respective stockholders the merger of Merger Sub Bio with and into TEI Bio (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with Delaware General Corporation Law (the “DGCL”).

B. Pursuant to the Merger, the outstanding equity securities of TEI Bio shall be converted into the right to receive certain cash consideration upon the terms and subject to the conditions set forth herein, with a portion of such cash consideration being placed in escrow by Parent, its release being contingent upon certain events and conditions.

C. Parent, Merger Sub Bio and TEI Bio desire to make certain representations, warranties, and covenants in connection with the Merger and also to agree upon certain conditions to the Merger.

AGREEMENT

NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Certain Defined Terms

As used in this Agreement:

“Additional Agreements” means the following: (a) the Consulting Agreement, (b) the Escrow Agreement, (c) the License Agreements, (d) the Non-Competition Agreement, (e) the Supply Agreements and (f) the Support Agreement.

“Additional Escrow Amount” means Eight Million Dollars ($8,000,000).

“Additional Financial Statements” has the meaning set forth in Section 9.3(a).

“Adjustment Dispute Notice” has the meaning set forth in Section 3.5(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “control” means possession of direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities of the other Person or by contract, statute, regulation or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” means an inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving TEI Bio or the UK Subsidiary; (ii) the issuance or acquisition of shares of capital stock or other equity securities of TEI Bio or the UK Subsidiary; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Assets.

“Assets” has the meaning set forth in Section 4.14(a).

“Audited Balance Sheet” means the audited consolidated balance sheet of TEI Bio dated as of December 31, 2014, a copy of which is attached to this Agreement as part of Schedule 1.1(a).

“Audited Financial Statements” means (i) the Audited Balance Sheet and related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended on December 31, 2014, accompanied by the report thereon of TEI Bio’s independent accountants and (ii) the audited consolidated balance sheet of TEI Bio and related audited consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended on December 31, 2013, accompanied by the report thereon of TEI Bio’s independent accountants.

“Authorization” means any registration, license, permit, approval, exemption, certificate, clearance, order or other authorization of any Governmental Authority (including the FDA, “Competent Authorities” and “Notified Bodies” of the European Union, and public and private institutional review boards and independent ethics committees).

“Balance Sheet” means the unaudited consolidated balance sheet of TEI Bio dated as of March 31, 2015, a copy of which is attached to this Agreement as part of Schedule 1.1(a).

“Balance Sheet Date” means March 31, 2015.

“Basket” has the meaning set forth in Section 11.2(d)(i).

“Books and Records” means all records (including records in electronic form) of TEI Bio and the UK Subsidiary, including: (a) all lists of suppliers, vendors or current or past customers, and all lists or other documents describing prospective customers (such as sales leads), (b) information describing marketing and selling tactics and strategy, (c) pricing lists, operational manuals, and marketing materials (including catalogues and brochures), studies and reports, (d) all records relating to quality assurance, including all quality system procedures, policies, orders, complaints and related records, (e) all regulatory filings and submissions to any Governmental Authority, (f) all customer sales and pricing history records, (g) all corporate minute books and stock records of TEI Bio and the UK Subsidiary, (h) all records relating to the employees of TEI Bio or the UK Subsidiary and (i) all financial, accounting and Tax records of TEI Bio or the UK Subsidiary.

“Business” means the business and operations of TEI Bio and the UK Subsidiary, including all business related to the Products and the products of TEI Bio or the UK Subsidiary under development by TEI Bio.

“Business Authorizations” has the meaning set forth in Section 4.10(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.

“Business Employees” means the current employees of TEI Bio or the UK Subsidiary (including any such employee on a leave of absence or on layoff status).

“Business Intellectual Property” has the meaning set forth in Section 4.18(b)(i).

“Calculations” has the meaning set forth in Section 3.5(b).

“Cap” has the meaning set forth in Section 11.2(d)(i).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Agenda” has the meaning set forth in Section 6.3.

“Closing Cash” means the amount of cash, cash equivalents and cash investments on the balance sheet of TEI Bio and the UK Subsidiary as of the end of the day immediately preceding the Closing Date, determined in accordance with GAAP, as finally determined pursuant to Section 3.5.

“Closing Date” means the date on which the Effective Time occurs.

“Closing Merger Consideration” means (a) the sum of (i) Two Hundred and Eight Million Dollars ($208,000,000), (ii) Three Million Dollars ($3,000,000), which represents the value of the preferred stock of TEI Med owned by TEI Bio, (iii) Estimated Closing Cash, (iv) any Estimated Working Capital Excess and (v) the aggregate exercise prices of all In-Money Options, minus (b) the sum of (i) the Escrow Amount, (ii) the Additional Escrow Amount, (iii) the SH Rep Expense Amount, (iv) the Transaction Expenses, (v) the D&O Tail Policy Cost, (vi) any Estimated Working Capital Deficit, and (vii) the Employer Portion of Employment Taxes.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Fully Diluted Share Number.

“Closing Working Capital” means (a) those categories of current assets of TEI Bio and the UK Subsidiary specified in Schedule 1.1(b) as being included in the illustration of TEI Bio working capital set forth thereon, less (b) those categories of current liabilities of TEI Bio and the UK Subsidiary specified in Schedule 1.1(b) as being included in the illustration of TEI Bio working capital set forth thereon, in each case (i) as of the end of the day immediately preceding the Closing Date (without giving effect to the transactions contemplated in this Agreement except as otherwise set forth on Schedule 1.1(b)), and (ii) calculated in all respects in a manner consistent with the illustration of TEI Bio working capital set forth on Schedule 1.1(b). For the avoidance of doubt, Closing Working Capital shall not include any liabilities included in items (iv), (v) or (vii) in clause (b) of the definition of Closing Merger Consideration.

“COBRA” has the meaning set forth in Section 4.9(g).

“Code” means the Internal Revenue Code of 1986.

“Common Certificate” has the meaning set forth in Section 3.3(c).

“Common Share” means each share of Common Stock, par value $0.001 per share, of TEI Bio.

“Confidential Information” means all information about any Person or its business that is not available to the general public and all records (including records in electronic form) and documents containing such information.

“Confidentiality Agreement” means the confidentiality letter agreement between Integra LifeSciences Holdings Corporation and TEI Bio, dated as of April 27, 2015, as amended by an Amendment and Waiver of Confidentiality Agreement dated as of the date hereof.

“Consideration Spreadsheet” has the meaning set forth in Section 3.1(a).

“Consulting Agreement” means a Consulting Agreement, to be entered into at the Closing, between TEI Bio, TEI Med and Dr. Monovoukas, substantially in the form attached hereto as Exhibit A.

“Contract” means any binding agreement, contract, lease, sales or purchase order, obligation, license or commitment, whether oral or written, entered into by TEI Bio or the UK Subsidiary, or by which the Assets are bound.

“Copyrights” means all copyrightable works, all copyrights, whether registered or unregistered, claims of copyright, assignments of copyright, design rights, rights to mask works and database rights, and renewals, registrations and applications for registration of any of the foregoing.

“Covered Parties” has the meaning set forth in Section 12.3(b).

“Current Customer” means any Person who is or has been a customer of the Business since January 1, 2014.

“Current Supplier” means any Person who is or has been a supplier to the Business at any time since January 1, 2014.

“D&O Indemnified Persons” has the meaning set forth in Section 12.3(a).

“D&O Tail Policy” has the meaning set forth in Section 12.3(a).

“D&O Tail Policy Cost” has the meaning set forth in Section 12.3(a).

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the schedule attached to and incorporated in this Agreement that sets forth the exceptions to the representations and warranties contained in ARTICLE 4 of this Agreement and certain other information called for by ARTICLE 4.

“Dissenting Shares” has the meaning set forth in Section 2.7(a).

“Dr. Monovoukas” means Dr. Yiannis Monovoukas.

“Dr. Monovoukas Promissory Notes” means (a) the promissory note between Dr. Monovoukas and TEI Bio dated June 4, 2009, as amended, (b) the promissory note between Dr. Monovoukas and TEI Bio dated September 8, 2011, as amended, and (c) the promissory note between Dr. Monovoukas and TEI Bio dated April 21, 2012.

“Dr. Monovoukas Bonus Payments” means the bonus payments to which Dr. Monovoukas is entitled under Sections 19(a), 19(g) and 19(h) of the Amended and Restated Employment Agreement between Dr. Monovoukas and TEI Bio dated November 15, 2011, as amended, including in the case of Section 19(a), the $300,000 Gross-Up (as defined therein).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA that is maintained or sponsored by TEI Bio or the UK Subsidiary or to which TEI Bio or the UK Subsidiary contributes, or for which TEI Bio or the UK Subsidiary otherwise has or may have any liability either directly or as a result of an ERISA Affiliate, and (b) any other benefit plan, policy, agreement, arrangement, obligation or practice, whether or not legally enforceable, to provide benefits other than salary, as compensation for services rendered, to one or more present or former employees, directors, managers, trustees, agents, or independent contractors, that is maintained or sponsored by TEI Bio or the UK Subsidiary or to which TEI Bio or the UK Subsidiary contributes or for which TEI Bio or the UK Subsidiary otherwise has or may have any liability, either directly or as a result of an ERISA Affiliate, including employment agreements, consulting or other compensation agreements, workers’ compensation, bonus or other incentive compensation plans or arrangements, equity or equity-based compensation, stock purchase, severance policies or agreements, executive compensation arrangements, plans and arrangements subject to the requirements of Section 409A of the Code, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs, tuition reimbursement programs, any plans subject to the requirements of Section 125 of the Code, any plan, policy, agreement or arrangement providing benefits or payments in the event of a change of ownership or control and any plan, policy, agreement or arrangement providing benefits or payments to a present or former employee, director, manager, trustee, agent, or independent contractor who is not subject to taxation in the United States.

“Employer Portion of Employment Taxes” means any employer-portion of payroll or employment Taxes relating to or resulting from the payment of any portion of the Merger Consideration or any Transaction Expenses, including the Dr. Monovoukas Bonus Payments.

“Encumbrance” means any claim, lien, pledge, mortgage, deed of trust, security interest, restriction, easement, option or other preemptive right, leasehold, possessory right, encumbrance or other similar right.

“Environmental Law” means any Law designed to minimize, prevent, punish or remedy the consequences of actions that may damage or threaten the environment (including land surface, subsurface strata, above-and below-ground water, indoor and outdoor air and plant and animal life) or threaten public health or safety.

“Equipment” means all supplies, machinery, equipment, computers, furnishings, tools, and other tangible personal property (except Inventory) of TEI Bio or the UK Subsidiary, in each case wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with TEI Bio or the UK Subsidiary, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means an Escrow Agreement, to be entered into at the Closing, by and among Parent, the SH Rep and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Escrow Amount” means Twenty-One Million One Hundred Thousand Dollars ($21,100,000).

“Escrow Funds” means the Escrow Fund (Escrow Amount) and the Escrow Fund (Additional Escrow Amount).

“Escrow Fund (Escrow Amount)” means the escrow fund for the Escrow Amount (including interest and other investment income thereon) established under the Escrow Agreement.

“Escrow Fund (Additional Escrow Amount)” means the escrow fund for the Additional Escrow Amount (including interest and other investment income thereon) established under the Escrow Agreement.

“Estimated Closing Cash” means the estimate of Closing Cash included in the final Consideration Spreadsheet.

“Estimated Closing Working Capital” means an estimate of an amount equal to (a) those categories of current assets of TEI Bio and the UK Subsidiary specified in Schedule 1.1(b) as being included in the illustration of TEI Bio working capital set forth thereon, less (b) those categories of current liabilities of TEI Bio and the UK Subsidiary specified in Schedule 1.1(b) as being included in the illustration of TEI Bio working capital set forth thereon, in each case (i) as of the end of the day immediately preceding the Closing Date (without giving effect to the transactions contemplated in this Agreement except as otherwise set forth on Schedule 1.1(b)), and (ii) calculated in all respects in a manner consistent with the illustration of TEI Bio working capital set forth on Schedule 1.1(b).

“Estimated Working Capital Deficit” has the meaning set forth in Section 3.5(a).

“Estimated Working Capital Excess” has the meaning set forth in Section 3.5(a).

“Excluded Matter” has the meaning set forth in Section 11.2(d)(i).

“FDA” means the United States Food and Drug Administration.

“Financial Statements” means (a) (i) the Audited Financial Statements and (ii) the Interim Financial Statements, including, in each case, any notes thereto or audit or other reports thereon, copies of all of which are attached to this Agreement as Schedule 1.1(a) and (b) the Additional Financial Statements delivered to Parent pursuant to Section 9.3, including any notes thereto or other reports thereon.

“Fully Diluted Share Number” means (a) the aggregate number of Common Shares outstanding immediately prior to the Effective Time (which shall be deemed to include the 440,975 Common Shares issuable under the Bell Agreement (as defined in the Disclosure Schedule)), plus (b) the aggregate number of Common Shares issuable upon the exercise in full of all Options (whether vested or unvested) outstanding immediately prior to the Effective Time (other than Out-of-Money Options, which shall be excluded from the calculation of the Fully Diluted Share Number).

“Fundamental Representation” has the meaning set forth in Section 11.1(a).

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Governing Documents” means, with respect to: (a) a corporation, the articles or certificate of incorporation or organization and bylaws or code of regulations; (b) a general partnership, the partnership agreement and any statement of partnership; (c) a limited partnership, the limited partnership agreement and certificate of limited partnership; (d) a limited liability company, the articles or certificate of organization or formation and operating agreement; and (e) a different form of entity, any charter or similar document adopted or filed in connection with the organization of such entity; plus, in each case, all equity holders’ agreements, voting agreements, joint venture agreements, registration rights agreements and other agreements relating to the organization of such Person or to the rights and obligations of the equity holders of such Person.

“Governmental Authority” means any: (a) nation, state, county, city, town, borough, village, or district; (b) federal, state, local, municipal, foreign or other government; (c) domestic or foreign agency, branch, department, board, commission, court, tribunal or other entity exercising administrative, executive, judicial, legislative, police, regulatory or taxing authority, including the FDA, “Competent Authorities” and “Notified Bodies” of the European Union, and public and private institutional review boards and independent ethics committees; (d) multinational organization; or (e) official of any of the foregoing.

“Hazardous Substance” means any substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

“Health Care Laws” means (a) any country or state health care fraud and abuse Laws (including Laws related to interactions with Health Care Professionals), anti-bribery Laws and anti-kickback Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code; (b) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and equivalent state Laws or Laws of other countries; (c) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), any other manual provisions, policies or administrative guidance issued by the Center for Medicare and Medicaid Services and any similar state Laws or Laws of other countries; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173); (e) the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) (f) the Physician Payment Sunshine Act (42 U.S.C. 1320a-7h), and any similar state Laws or Laws of other countries; and (g) any regulations promulgated pursuant to, and any other manual provisions, policies or administrative guidance issued with respect to, any of the foregoing.

“Health Care Professional” means any Person (e.g., hospital or hospital purchase manager, physician, medical practice group or medical practice group manager, group purchasing organization or third-party payor) that purchases, leases, recommends, uses, prescribes or arranges for the purchase or lease of Products or related services or similar products or services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 including all regulations promulgated thereunder and any foreign equivalents.

“HSR Filings” means any filing made pursuant to the HSR Act as a result of this Agreement and the transactions contemplated hereby.

“IDE” has the meaning set forth in Section 4.10(d).

“Indebtedness” of TEI Bio or the UK Subsidiary means (a) indebtedness or other obligation for borrowed money, whether current, short-term or long-term, secured or unsecured, (b) lease obligation that is a capital lease in accordance with GAAP, (c) off balance sheet financing, (d) obligation arising under or with respect to any conditional sale or other title retention agreement with respect to property acquired, (e) past due or deferred rent, (f) reimbursement obligation under any letter of credit, (g) obligation or liability with any respect to interest rate swap, collar, or similar agreement, or foreign currency exchange agreements, (h) foregoing obligation of any Person that is secured by a security interest upon any property owned by TEI Bio or the UK Subsidiary or for which TEI Bio or the UK Subsidiary may be liable (by guaranty, agreement to provide funding or otherwise) and (i) accrued interest, premium, penalty or other obligation relating to any of the foregoing obligations.

“Indemnified Person” means a Securityholder-Side Indemnified Person or a Parent-Side Indemnified Person.

“Indemnifying Person” means (a) with respect to indemnification claims of Securityholder-Side Indemnified Persons, Parent, and (b) with respect to indemnification claims of Parent-Side Indemnified Persons, the TEI Bio Securityholders.

“Indemnity Claim” has the meaning set forth in Section 11.2(c).

“Indemnity Claim Notice” has the meaning set forth in Section 11.2(c).

“Independent Accountants” means KPMG LLP, provided that if at any time the Independent Accountants’ services are needed hereunder KPMG LLP is not “independent” because it provides services to Parent, Merger Sub Bio, TEI Bio or Affiliates thereof or is not willing to provide services needed hereunder, an independent accounting firm shall be mutually selected by Parent and SH Rep.

“In-Money Option” means any Option other than an Out-of-Money Option.

“Insurance” has the meaning set forth in Section 4.21.

“Intellectual Property” means Copyrights, Know-How, Patents, Trademarks and other intellectual property rights, including all goodwill and moral rights associated with the foregoing.

“Interim Balance Sheets” means the unaudited consolidated balance sheets of TEI Bio dated as of April 30, 2015 and May 31, 2015, copies of which are attached to this Agreement as part of Schedule 1.1(a).

“Interim Financial Statements” means the (a) Interim Balance Sheets and the related unaudited consolidated statement of income for the months then ended, and (b) the Balance Sheet and the related unaudited consolidated statement of income, comprehensive income, changes in stockholders’ equity and cash flows for the three months ended on the Balance Sheet Date, in each case a copy of which is attached to this Agreement as part of Schedule 1.1(a).

“Inventory” means (a) all Products that have received all intended increments of value through manufacturing or other processing and which are being held for resale, and (b) all raw materials, parts, components, work-in-progress, field inventory loaners, sales force inventory, consignment, packaging materials and similar items with respect to the Products, in each case wherever located and including such items previously ordered or purchased and in transit to TEI Bio or the UK Subsidiary.

“IRS” means the Internal Revenue Service of the United States, or any successor agency thereto.

“Joint Securityholders” means TEI Bio Securityholders that also are TEI Med Securityholders (as defined in the TEI Med Merger Agreement).

“Joint Written Instructions” has the meaning set forth in Section 3.4(b).

“Know-How” means trade secrets, confidential information, methods, devices, technology, research and development, software, design files, industrial designs, instrument drawings, know-how, show-how, technical and training manuals and documentation and other proprietary information, including proprietary processes, designs and formulae, clinical and research data, and invention studies, inventions, invention disclosures and rights in inventions.

“Knowledge” of TEI Bio means the knowledge of Dr. Monovoukas, Bethany Boucher, Robert Buehler, Ken James, Eric Newman, Andrew Trull or Frank Zych, after reasonable inquiry.

“Law” means any law, statute, rule, regulation, order, guideline, directive, requirement or judgment of any Governmental Authority.

“Leases” means (a) the Lease Agreement by and between The Transorg Limited Partnership and TEI Biosciences Inc., for the premises located at 7 Elkins Street, South Boston, MA, dated December 31, 2007, as amended on December 15, 2010, as further amended on April 15, 2015; and (b) the Sublease Agreement by and between Jennison Associates, LLC and TEI Biosciences Inc., for the premises located at 1000 Winter Street, Waltham, MA, dated December 5, 2012.

“Leased Real Property” means all real property, including all rights, easements and privileges appertaining or relating to such real property, and all fixtures located on such real property, with respect to which TEI Bio or the UK Subsidiary is lessee, licensee or otherwise in possession (whether or not such possession is exclusive).

“Letter of Transmittal” has the meaning set forth in Section 3.3(c).

“License Agreements” means the License Agreements, to be entered into at or prior to the Closing, among TEI Bio and Helios Biomedical LLC, and the other parties thereto, substantially in the forms attached hereto as Exhibit C.

“Losses” means all costs, losses, Taxes, liabilities, diminutions in value, fines, penalties, obligations, damages, claims and expenses, including attorneys’, accountants and other professionals’ fees and all amounts paid in investigation defense or settlement of any of the foregoing, whether or not pursuant to a Third-Party Claim.

“Majority Holders” has the meaning set forth in Section 2.8(c).

“Material Adverse Change” means any event, change or effect that is or would reasonably be expected to be materially adverse to the financial condition, business, results of operations, cash flows, assets, liabilities or operations of TEI Bio and the UK Subsidiary, taken as a whole, or the Business or that constitutes or would result in a material adverse effect on the ability of TEI Bio to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any Additional Agreement to which it is a party, except to the extent that any such event, change, event or effect results from: (a) the pendency or announcement of the transactions contemplated by this Agreement; (b) any fees or expenses incurred in connection with the transactions expressly contemplated by this Agreement; (c) any event or condition generally affecting the medical device industry or the United States economy as a whole; (d) any political or social event or condition, including the engagement by the United States in hostilities, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (e) any change in a financial, banking or securities market (including any decline in the price of any security or any market index); or (f) any change in GAAP or other accounting requirement or principle or any change in applicable Law or the interpretation thereof or effect resulting therefrom; provided, that in the case of clause (c) or (e) above, such change does not affect TEI Bio or the UK Subsidiary in a substantially disproportionate manner.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Closing Merger Consideration, together with the portion of the Escrow Funds (if any) that the TEI Bio Securityholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement and the portion of any amounts that the TEI Bio Securityholders become entitled to receive pursuant to Section 3.5.

“Merger Sub Bio” has the meaning set forth in the preamble.

“Non-Competition Agreement” means the Non-Competition Agreement, to be entered into at the Closing, between Parent and Dr. Monovoukas, substantially in the form attached hereto as Exhibit D.

“Option” means any option to purchase Common Stock granted under any Option Plan still outstanding as of the Effective Time.

“Option Closing Merger Consideration” has the meaning set forth in Section 3.6.

“Option Plans” means, collectively, the TEI Biosciences Inc. 2006 Equity Incentive Plan and the Tissue Engineering, Inc. 1997 Stock Plan.

“Option Surrender Agreement” means an Option Surrender Agreement, substantially in the form attached hereto as Exhibit J.

“Optionholder” means a holder of an Option.

“Out-of-Money Options” means Options having an exercise price in excess of the Closing Per Share Merger Consideration, calculated for this purpose as if (x) all Options were included in clause (b) of the definition of “Fully Diluted Share Number” (without regard to the second parenthetical in such definition) and (y) the Escrow Amount and the Additional Escrow Amount were not deducted from the Closing Merger Consideration.

“Parent” has the meaning set forth in the preamble.

“Parent-Side Indemnified Persons” has the meaning set forth in Section 11.2(a).

“Patents” means patents, patent registrations, patent applications, invention registrations, use cases, and utility models, including continuations, continuations-in-part, divisionals, substitutions, reissues, re-examinations and extensions thereof, whether domestic or foreign, statutory or non-statutory, and all rights therein provided by Law, multinational treaties or conventions and all modifications and improvements to the inventions disclosed in each such registration, patent, application, use case or utility model.

“Paying Agent” means American Stock Transfer & Trust Company or such other Person selected by Parent and reasonably acceptable to TEI Bio.

“Pay-Off Letter” means pay-off letters from each payee of Transaction Expenses described under subclause (a) of such definition, to be delivered to Parent at least three (3) Business Days prior to the Closing Date.

“Permitted Encumbrances on Assets” means any: (a) Encumbrance for any Tax that (i) is not yet due and payable or (ii) is being contested in good faith through appropriate Proceedings and for which an appropriate reserve has been established in accordance with GAAP; (b) lien of a mechanic, materialman, landlord, carrier, supplier or vendor or similar Encumbrance incurred in the ordinary course of the Business and securing an amount that is not overdue; and (c) lien incurred in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance and similar Laws, or zoning, building and similar Laws, in each case securing an amount that is not overdue.

“Permitted Encumbrances on Common Shares” means restrictions on transfer under applicable securities Laws.

“Person” means any individual, corporation, general or limited partnership, limited liability company, trust, Governmental Authority or other entity.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any claim, legal, administrative, arbitral, disciplinary or other proceeding, suit, or action or governmental or regulatory investigation or audit of any nature.

“Product” means a product distributed, manufactured, leased, marketed or sold (or offered for sale) by TEI Bio or the UK Subsidiary including those listed on Schedule 1.1(c).

“Pro Rata Share” means, with respect to any holder of Securities, such Person’s percentage ownership interest in TEI Bio as of immediately prior to the Effective Time, determined by dividing (a) (i) the number of Common Shares owned of record by such Person as of immediately prior to the Effective Time (which shall be deemed to include the 440,975 Common Shares issuable under the Bell Agreement (as defined in the Disclosure Schedule)), plus (ii) the number of Common Shares issuable upon exercise of all Options held by such Person as of immediately prior to the Effective Time (other than Out-Of-Money Options), by (b) the Fully Diluted Share Number.

“Protected Communication” has the meaning set forth in Section 13.1(l).

“Purchase Price” means (i) Two Hundred Eleven Million Dollars ($211,000,000) plus (ii) the Closing Cash.

“Related Person” means (a) with respect to a Person who is an individual, (i) a member of such individual’s family, (ii) an Affiliate of such individual or such family member, (iii) a Person for which any such individual or family member serves as a director, manager or employee and (iv) a Person in which any such individual or family member holds an equity or other financial interest; and (b) with respect to a Person that is an entity, (i) an Affiliate of such entity, (ii) a Person in which such entity holds an equity or other financial interest, (iii) a Person holding an equity or other financial interest in such entity, and (iv) a director, manager, or employee of such entity.

“Representative” means, with respect to any Person, any manager, officer, director, principal, attorney, agent, employee or other representative of such Person.

“Sanctions” has the meaning set forth in Section 4.19.

“Securities” means the Common Shares and the Options.

“Securityholder-Side Indemnified Person” has the meaning set forth in Section 11.1(b).

“SH Rep” has the meaning set forth in the preamble.

“SH Rep Expense Amount” means Three Hundred Thousand Dollars ($300,000).

“SH Rep Losses” has the meaning set forth in Section 2.8(d).

“Specified Contracts” has the meaning set forth in Section 4.16(c).

“Specified Stockholders” has the meaning set forth in Section 9.1(a).

“Specified Third-Party Claim” means any Third-Party Claim by (a) the FDA or non-United States equivalent Governmental Authorities, including “Competent Authorities” and “Notified Bodies” of the European Union and public and private institutional review boards and independent ethics committees or (b) by or on behalf of a Person that is a supplier or customer of TEI Bio or the UK Subsidiary.

“Straddle Period” means any Tax Period beginning on or prior to the Closing Date and ending after the Closing Date.

“Stockholder” means each holder of Common Shares.

“Stockholder Approval of the Merger” has the meaning set forth in Section 4.2(d).

“Supply Agreements” means the Manufacturing and Supply Agreements, to be entered into at or prior to the Closing, among TEI Bio and Helios Biomedical LLC, substantially in the forms attached hereto as Exhibit E.

“Support Agreement” means the Support Agreement, among Parent, TEI Bio and each TEI Bio Securityholder executing such agreement pursuant to Section 9.1, substantially in the form attached hereto as Exhibit F.

“Survival Period” has the meaning set forth in Section 11.1.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Closing Working Capital” means Ten Million Eight Hundred Thousand Dollars ($10,800,000).

“Tax” or “Taxes” means all federal, state, local, county, foreign and other taxes, fees, levies, tariffs, duties, impositions, assessments or other government charges in the nature of a tax, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise (including medical device excise), stamp, environmental, escheat or unclaimed property, or withholding taxes, including any interest, penalties and additions in connection therewith, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 12.4(c).

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, claim for refund, estimated Tax filing or other document (including any attachments thereto) relating to any Tax that is required to be filed with or submitted to any Governmental Authority, including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“TEI Bio” has the meaning set forth in the preamble.

“TEI Bio Securityholders” means the Stockholders and the Optionholders.

“TEI Med” means TEI Medical Inc., a Delaware corporation and Affiliate of TEI Bio.

“TEI Med Merger Agreement” means the Agreement and Plan of Merger, dated as of even date herewith, between Parent, TEI Med and the other parties thereto.

“Third Party” means a Person other than Parent, TEI Bio or the UK Subsidiary.

“Third-Party Claim” means any claim by a Third Party against an Indemnified Person for which indemnification is sought under ARTICLE 11, whether or not involving a lawsuit or arbitration demand.

“Trademarks” means (a) trademarks and service marks, registered or unregistered, together with all translations, adaptations, derivations and combinations thereof, including all common law rights and goodwill associated therewith, including applications for registration of such trademarks and service marks, renewal registrations and applications for renewal registrations, extensions and foreign counterparts of such registered trademarks, registered service marks and related items; (b) corporate names, business names and trade names, whether registered or unregistered; (c) trade dress; (d) internet domain names and associated addresses and URLs and (e) customer service telephone numbers.

“Transaction Expenses” means an amount equal to the sum of (a) as of the Closing Date, the sum (to the extent unpaid as of the Effective Time) of (i) the outstanding fees and expenses of WilmerHale, counsel to TEI Bio, and Rackemann, Sawyer & Brewster, counsel to the SH Rep, (ii) the outstanding fees and expenses of Piper Jaffray, TEI Bio’s investment banker, (iii) the outstanding fees and expenses of Ernst & Young, TEI Bio’s accountants (except as set forth in Section 9.3), and (iv) any other outstanding or expected fees and expenses incurred or expected to be incurred by TEI Bio or the UK Subsidiary in connection with the transactions contemplated by this Agreement, (b) any severance payments or benefits arising as a result of any terminations of employment occurring in connection with the Merger, including the amounts payable to Dr. Monovoukas pursuant to sections 4(a) and 4(b) of the Consulting Agreement, and (c) any change in control, transaction, success, retention or similar bonus or other compensatory payment (including any equity compensation payment) awarded or committed prior to the Closing Date to be paid by TEI Bio or the UK Subsidiary in connection with the Merger, including as set forth in Section 4.9(d) of the Disclosure Schedule, excluding in each case the Employer Portion of Employment Taxes; provided, however, that the amount of Transaction Expenses shall only include the amount of any Dr. Monovoukas Bonus Payment to the extent such bonus payment exceeds the outstanding principal balances and accrued but unpaid interest under the Dr. Monovoukas Promissory Notes in accordance with Section 3.8.

“Treasury Regulations” means the regulations promulgated under the Code.

“UK Subsidiary” means TEI Biosciences (UK) Limited.

“WilmerHale” has the meaning set forth in Section 13.1(l).

“Working Capital Deficit” has the meaning set forth in Section 3.5(d).

“Working Capital Excess” has the meaning set forth in Section 3.5(d).

“Written Consent” has the meaning set forth in Section 9.1(a).

1.2	Usage and Interpretation

The parties hereto agree that the language of this Agreement shall be interpreted as set forth on Schedule 1.2.

ARTICLE 2

THE MERGER

2.1	The Merger

On the terms and subject to the satisfaction or waiver of the conditions set forth herein, and in accordance with the DGCL, at the Effective Time, Merger Sub Bio shall be merged with and into TEI Bio. As a result of the Merger, the separate corporate existence of Merger Sub Bio shall cease and TEI Bio shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

2.2	Effective Time

On the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Closing shall take place on the later of (a) July 1, 2015 or (b) the second Business Day after the satisfaction or waiver of the conditions to the Closing set forth herein, or on such other time and date as shall be agreed in writing by Parent and TEI Bio. On the Closing Date, on the terms set forth herein, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit G, executed in accordance with, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

2.3	Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

2.4	Certificate of Incorporation; By-Laws

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of TEI Bio shall be amended and restated in its entirety as set forth in Exhibit G and as so amended will be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with applicable Law.

(b) By-Laws. The By-Laws of the Surviving Corporation shall be the By-Laws of Merger Sub Bio, as in effect immediately prior to the Effective Time, until duly amended in accordance with applicable Law.

2.5	Directors; Officers

(a) Directors. The directors of Merger Sub Bio at the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until the earlier of their removal or resignation or until their respective successors are duly elected and qualified, as the case may be.

(b) Officers. The officers of Merger Sub Bio at the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

2.6	Effect on Outstanding Securities

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub Bio, TEI Bio, the holder of any Securities or the holder of any shares of the capital stock of Merger Sub Bio:

(a) Capital Stock of Merger Sub Bio. Each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub Bio shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Certain Shares. Any share of capital stock of TEI Bio that is owned by TEI Bio, as treasury stock or otherwise, shall be cancelled such that it is no longer outstanding before the conversion described in Section 2.6(c) and no consideration shall be delivered in exchange therefor.

(c) Conversion of Capital Stock. Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished and converted into the right to receive, upon surrender of the Common Certificate therefor (or, alternatively, a lost certificate and indemnity agreement in accordance with Section 3.3(g)), (i) the Closing Per Share Merger Consideration and (ii) any amounts that may become payable in respect of such Common Share in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or from the Merger Consideration adjustment set forth in Section 3.5.

(d) Options. Each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled and each Optionholder shall cease to have any rights with respect thereto other than, with respect to In-Money Options, the right to receive (i) an amount in cash, equal to the product of (x) the aggregate number of Common Shares subject to such In-Money Option, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per share exercise price of such In-Money Option, and (ii) any amounts that may become payable in respect of such In-Money Option in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or from the Merger Consideration adjustment set forth in Section 3.5. For the avoidance of doubt, all Out-of-Money Options shall be cancelled and shall not have any right to receive any consideration in respect thereof. Prior to the Effective Time, TEI Bio shall (A) provide notice to each holder of an Option in accordance with and as required by its respective terms, provide Option Surrender Agreements thereto for execution thereby and obtain executed and delivered Option Surrender Agreements from the Optionholders set forth in Schedule 2.6(d), and (B) take all necessary or required action under the terms of the Option Plan and the Options to effectuate the provisions of this Section 2.6(d) and the treatment of Options as contemplated by this Agreement.

2.7	Dissenting Shares

(a) Dissenting Shares. Notwithstanding Section 2.6(c), Common Shares that are issued and outstanding immediately prior to the Effective Time but are held by a holder who is entitled to demand, and has properly exercised, appraisal rights under Section 262 of the DGCL (such Common Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such rights under applicable Law) shall not be converted into a right to receive the applicable portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such rights granted by Section 262 of the DGCL under applicable Law, such Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.6(c), without interest thereon. At the Effective Time, all Dissenting Shares shall automatically be cancelled and shall cease to exist or be outstanding, and, except as set forth in this Section 2.7(a), each holder of Dissenting Shares shall cease to have any rights with respect thereto.

(b) Parent Control. TEI Bio shall provide to Parent prompt notice of any demands received by TEI Bio for appraisal of Common Shares under Section 262 of the DGCL, any withdrawal of any such demand and any other notice or instrument delivered to TEI Bio prior to the Effective Time related thereto, and Parent shall have the opportunity and right to direct all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, TEI Bio shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.8	SH Rep

(a) By approving this Agreement and the transactions contemplated hereby or by entering into a Support Agreement or by executing and delivering a Letter of Transmittal or Option Surrender Agreement, each TEI Bio Securityholder shall have irrevocably authorized and appointed SH Rep as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by the TEI Bio Securityholders or SH Rep pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) authorize delivery to Parent of cash from the Escrow Funds in satisfaction of any claims for indemnification made by Parent pursuant to ARTICLE 11;

(iii) litigate, arbitrate, resolve, agree to, negotiate, or enter into settlements and compromises of, and comply with orders of courts with respect to matters set forth in Section 3.5 or claims for indemnification made by Parent-Side Indemnified Persons pursuant to ARTICLE 11;

(iv) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Additional Agreement (including the Escrow Agreement);

(v) make all elections or decisions contemplated by this Agreement and any Additional Agreement (including the Escrow Agreement), including pursuant to Section 3.5 and with respect to any amendment, assignment or waiver on behalf of itself or the TEI Bio Securityholders with respect thereto after the Effective Time;

(vi) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist it in complying with its duties and obligations hereunder; and

(vii) take all actions necessary or appropriate in its good faith judgment for the accomplishment of the foregoing.

(b) Reliance by Parent. Parent shall be entitled to deal exclusively with the SH Rep on all matters relating to this Agreement (including ARTICLE 11) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any TEI Bio Securityholder by the SH Rep, and on any other action taken or purported to be taken on behalf of any TEI Bio Securityholder by the SH Rep, as being fully binding upon such Person. Notices or communications to or from the SH Rep shall constitute notice to or from each of the TEI Bio Securityholders. Any decision or action by the SH Rep hereunder, including any agreement between the SH Rep and any Parent-Side Indemnified Person relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all TEI Bio Securityholders and shall be final, binding and conclusive upon each such Person. No TEI Bio Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 2.8, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more TEI Bio Securityholders, or by operation of Law, whether by death or other event.

(c) Resignation, etc. The SH Rep may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the TEI Bio Securityholders calculated based on each TEI Bio Securityholder’s Pro Rata Share (the “Majority Holders”); provided, however, that in no event shall the SH Rep resign or be removed without the Majority Holders having first appointed a new SH Rep who shall assume such duties immediately upon the resignation or removal of the SH Rep. In the event of the death, incapacity, resignation or removal of the SH Rep, a new SH Rep shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new SH Rep shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub Bio and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior SH Rep as described in Section 2.8(a) above.

(d) Limits on Liability; Indemnification. The SH Rep shall not be liable to the TEI Bio Securityholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or to have involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants or other professionals and experts retained by the SH Rep shall be conclusive evidence of good faith). The TEI Bio Securityholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless the SH Rep from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the SH Rep under this Agreement and the Escrow Agreement (the “SH Rep Losses”), in each case as such SH Rep Loss is suffered or incurred; provided, that if it is finally adjudicated that an SH Rep Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the SH Rep, the SH Rep shall reimburse the TEI Bio Securityholder for the amount of such indemnified SH Rep Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The SH Rep Losses shall be satisfied: (i) from the SH Rep Expense Amount; and (ii) to the extent the amount of the SH Rep Losses exceeds amounts available to the SH Rep under (i), from (a) the TEI Bio Securityholders, severally and not jointly (in accordance with their Pro Rata Shares) or (b) the Escrow Funds, to the extent such funds have been made available for distribution to the TEI Bio Securityholders. As soon as practicable after the date on which the final obligations of the SH Rep under this Agreement and the Escrow Agreement have been discharged or such other date as the SH Rep deems appropriate, the Escrow Agent shall pay any amounts remaining in the SH Rep Expense Amount to the TEI Bio Securityholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

ARTICLE 3

CONSIDERATION SPREADSHEET; PAYMENT OF MERGER CONSIDERATION, ETC.

3.1	Consideration Spreadsheet

(a) Consideration Spreadsheet. Attached hereto as Schedule 3.1(a) is a spreadsheet (the “Consideration Spreadsheet”) prepared by TEI Bio setting forth, as of the date of this Agreement (estimated to the extent practicable as of the Effective Time), the following:

(i) the names of all holders of Common Shares and the number of Common Shares held by such Persons;

(ii) the names of all holders of In-Money Options, the number of Common Shares subject to such In-Money Options and the exercise prices therefor;

(iii) detailed calculations of the Closing Merger Consideration, Option Closing Merger Consideration, Fully Diluted Share Number and Closing Per Share Merger Consideration, including a breakout of Estimated Closing Cash and each item set forth in the definition of Closing Merger Consideration;

(iv) the Pro Rata Share (as a percentage interest and the interest in dollar terms) of each holder of Common Shares or In-Money Options with respect to the Closing Merger Consideration; and

(v) for each TEI Bio Securityholder entitled to receive any Merger Consideration, the aggregate payment to such TEI Bio Securityholder rounded to the nearest two decimal places after combining the applicable Merger Consideration payable thereto for all Common Shares and In-Money Options held by such TEI Bio Securityholder.

TEI Bio shall deliver to Parent at least three (3) Business Days prior to Closing a revised Schedule 3.1(a), updating any estimates included in Schedule 3.1(a) attached hereto, which revised Schedule 3.1(a) shall be deemed thereafter to be the final Consideration Spreadsheet for all purposes under this Agreement; provided that in no event will any such changes increase the aggregate amount of Merger Consideration (except to the extent resulting from an increase in Estimated Closing Cash).

(b) Reliance. Parent and Merger Sub Bio shall be entitled to rely on the Consideration Spreadsheet in making and causing the Surviving Corporation and the Paying Agent to make payments hereunder and Parent and Merger Sub Bio shall not be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet.

3.2	Paying Agent

Parent hereby appoints the Paying Agent to act as the paying agent for the payments to be paid by the Paying Agent provided in Section 3.3.

3.3	Payments; Exchange Procedure

(a) Closing Merger Consideration. (i) TEI Bio shall wire to the Paying Agent, in immediately available funds, at or prior to the Effective Time, an amount equal to the Estimated Closing Cash, (ii) Parent shall wire to the Paying Agent, in immediately available funds, at or prior to the Effective Time, an amount equal to (A) the Closing Merger Consideration minus (B) the sum of (1) an amount equal to the Estimated Closing Cash, (2) the Option Closing Merger Consideration and (3) the aggregate exercise prices of all In-Money Options.

(b) Certain Closing Payments (other than to the Paying Agent). At Closing, Parent shall (out of the Purchase Price):

(i) pay the Escrow Amount and the Additional Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the account designated by the Escrow Agent;

(ii) pay the applicable Transaction Expenses described under subclause (a) of such definition to each payee thereof in an amount therefor set forth in such payee’s Pay-Off Letter, by wire transfer of immediately available funds to the accounts designated in its Pay-Off Letter; and

(iii) pay the SH Rep Expense Amount to the account designated by the SH Rep therefor, by wire transfer of immediately available funds.

(c) Letter of Transmittal. Promptly, and in no event later than five (5) Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding Common Shares (a “Common Certificate”): (i) a letter of transmittal substantially in the form attached hereto as Exhibit H (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Common Certificates, in exchange for the applicable portion of the Closing Merger Consideration. Upon delivery of a Letter of Transmittal, duly executed by the TEI Bio Securityholder, Parent shall cause the Paying Agent to deliver, within three (3) Business Days thereafter, the applicable portion of the Closing Merger Consideration to such TEI Bio Securityholder (in exchange for each such share formerly represented by such Certificate). In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of TEI Bio, payment may be made to a Person other than the Person in whose name the Common Certificate, if applicable, so surrendered is registered, if such Common Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall (A) pay any stock transfer Tax required by reason of the payment to a Person other than the registered holder of such Common Certificate or (B) establish to the satisfaction of Parent that any such Tax has been paid or is otherwise not applicable.

(d) Option Surrender Agreement. Upon delivery by each Optionholder of an Option Surrender Agreement, the applicable portion of the Closing Merger Consideration payable to such Optionholder shall be paid to such Optionholder in accordance with Section 3.6.

(e) No Liability. None of Parent, Merger Sub Bio, TEI Bio, the UK Subsidiary, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Common Certificate has not been surrendered prior to the date that is two (2) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Common Certificate would otherwise escheat to or become the property of any Governmental Authority), any Merger Consideration in respect of such Common Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto and the Paying Agent shall release such Merger Consideration to the Surviving Corporation promptly thereafter.

(f) Withholding Rights. TEI Bio, the Surviving Corporation, Parent and Merger Sub Bio shall be entitled to (and to cause the Paying Agent or Escrow Agent to) deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and properly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which TEI Bio, the Surviving Corporation, Parent or Merger Sub Bio (or the Paying Agent or Escrow Agent) made such deduction and withholding.

(g) Lost, Stolen or Destroyed Certificates. In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue or cause to be issued to such Person the consideration deliverable in respect of such lost, stolen or destroyed Common Certificate, determined and effected in accordance with Section 2.6, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Common Certificate claimed to have been lost, stolen or destroyed.

3.4	Escrow Matters

(a) Escrow Funds. The Escrow Amount and the Additional Escrow Amount shall be delivered by Parent to the Escrow Agent in accordance with Section 3.3(b) to be held and administered in accordance with the terms and provisions of the Escrow Agreement.

(b) Release of Escrow Funds. Promptly after the date that is fifteen months after the Closing Date, Parent and the SH Rep shall deliver joint written instructions (the “Joint Written Instructions”) to the Escrow Agent instructing the Escrow Agent to deliver to the TEI Bio Securityholders entitled to receive Closing Merger Consideration an amount equal to the amount remaining in the Escrow Fund (Escrow Amount), minus the amount of any unresolved Indemnity Claims (other than against the Escrow Fund (Additional Escrow Amount)), except as provided in the Support Agreement with respect to Joint Securityholders. Thereafter, after resolution of all unresolved Indemnity Claims (other than against the Escrow Fund (Additional Escrow Amount), Parent and the SH Rep shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to deliver to the TEI Bio Securityholders entitled to receive Closing Merger Consideration any remaining amount in the Escrow Fund (Escrow Amount), except as provided in the Support Agreement with respect to Joint Securityholders. Parent and the SH shall deliver Joint Written Instructions to the Escrow Agent to release amounts in the Additional Escrow Amount in accordance with the terms of Schedule 11.2(a)(viii), subject to Section 11.2(k), except as provided in the Support Agreement with respect to Joint Securityholders.

(c) Instructions for Release. Any Joint Written Instructions for release of amounts in the Escrow Funds to the TEI Bio Securityholders shall direct the Escrow Agent to distribute such amount to the TEI Bio Securityholders entitled to receive Closing Merger Consideration based on their Pro Rata Shares, subject to Section 3.6 and the terms of the Escrow Agreement.

3.5	Merger Consideration Adjustment

(a) Estimated Net Working Capital. No later than five (5) Business Days prior to the Closing, TEI Bio shall deliver to Parent a calculation of Estimated Closing Working Capital. The amount, if any, by which Target Closing Working Capital exceeds Estimated Closing Working Capital shall be referred to herein as the “Estimated Working Capital Deficit”. The amount, if any, by which Estimated Closing Working Capital exceeds Target Closing Working Capital shall be referred to herein as the “Estimated Working Capital Excess.”

(b) Review and Cooperation. No later than one hundred twenty (120) days after the Effective Time, Parent shall deliver to the SH Rep a calculation of Closing Working Capital and Closing Cash (the “Calculations”). The SH Rep shall have the right to review the Calculations and Parent shall and shall cause the Surviving Corporation to give the SH Rep reasonable access to documentation and financial information used in the preparation of the Calculations. If the SH Rep does not agree with the Calculations, no later than sixty (60) days after receipt of the Calculations, the SH Rep shall deliver to the Parent a notice (the “Adjustment Dispute Notice”) describing any item or amount in any of the Calculations that is so disputed. If the SH Rep does not deliver an Adjustment Dispute Notice within such sixty (60)-day period, the SH Rep shall be deemed to agree with the Calculations and Section 3.5(d) shall apply.

(c) Dispute Resolution. If the SH Rep delivers an Adjustment Dispute Notice within such sixty (60)-day period, Parent and the SH Rep shall attempt in good faith to resolve any such dispute, but if such dispute is not resolved within ten (10) Business Days after the date that Parent receives the Adjustment Dispute Notice, then the SH Representative and Parent shall refer such dispute to the Independent Accountants for resolution. In no event shall the Independent Accountants’ determination be in an amount that is outside the range of the disagreement between Parent and the SH Rep. Parent and the SH Rep shall use commercially reasonable efforts to cause the Independent Accountants to make such determination within thirty (30) days of such dispute being referred to the Independent Accountants. The determination made by the Independent Accountants shall be final and binding on the parties, absent manifest error, and the cost of retaining the Independent Accountants for this purpose shall be borne by Parent, on the one hand, and borne by the TEI Bio Securityholders (payable out of the Escrow Fund (Escrow Amount), on the other hand, in the proportion that Parent’s position, on the one hand, and SH Rep’s position, on the other hand (based on the aggregate of all differences taken as a whole), bear to the final resolution as determined by the Independent Accountants.

(d) Adjustment Retentions/Payments.

(i) If it is determined pursuant to this Section 3.5 that (A) Estimated Closing Working Capital, plus Estimated Closing Cash, exceeds (B) Closing Working Capital, plus Closing Cash, then such excess shall be referred to herein as the “Working Capital Deficit”. If it is determined pursuant to this Section 3.5 that (A) Closing Working Capital, plus Closing Cash, exceeds (B) Estimated Closing Working Capital, plus Estimated Closing Cash, then such excess shall be referred to herein as the “Working Capital Excess”.

(ii) If it is determined pursuant to this Section 3.5 that there is a Working Capital Deficit, then not later than five (5) Business Days after such determination Parent and the SH Rep shall instruct the Escrow Agent to disburse to Parent from the Escrow Fund (Escrow Amount) an amount equal to the Working Capital Deficit.

(iii) If it is determined pursuant to this Section 3.5 that there is a Working Capital Excess, then not later than five (5) Business Days after such determination

Parent shall deposit an amount equal to the Working Capital Excess with the Paying Agent and cause the Paying Agent to disburse such Working Capital Excess amount to the TEI Bio Securityholders entitled to receive Closing Merger Consideration based on their Pro Rata Shares, subject to Section 3.6.

(iv) If it is determined pursuant to this Section 3.5 that neither clause (ii) nor (iii) of this Section 3.5 applies, then no Merger Consideration adjustment payment shall be made.

(e) Merger Consideration Adjustment. Any payments pursuant to this Section 3.5 shall be treated for all Tax purposes as an adjustment to Merger Consideration unless otherwise required by applicable Law.

(f) Indemnification Not Affected. Parent’s and the other Parent-Side Indemnified Person’ rights to indemnification pursuant to this Agreement shall not be deemed to limit, supersede or otherwise affect, or be limited, superseded or otherwise affected by, Parent’s rights under this Section 3.5, except to the extent set forth in Section 11.2(e)(v).

3.6	Optionholder Payments

Parent shall wire the amount of the Closing Merger Consideration payable to the Optionholders to TEI Bio at Closing (the “Option Closing Merger Consideration”). Parent shall cause TEI Bio, or its payroll agent, as applicable, to pay the applicable portion of such Option Closing Merger Consideration to each Optionholder that has delivered an Option Surrender Agreement to Parent (or the Paying Agent), subject to Section 3.3(f). Such payments will be made within five (5) Business Days after the Closing Date for all Optionholders who have delivered an Option Surrender Agreement to Parent (or the Paying Agent) at or prior to the Closing Date and, for each other Optionholder, within fifteen (15) days after such Optionholder shall have delivered an Option Surrender Agreement to Parent (or the Paying Agent).

3.7	Transfer Taxes

All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with this Agreement shall be borne and paid 50% by the TEI Bio Securityholders and 50% by Parent when due. The SH Rep shall timely file any Tax Return or other document with respect to such Taxes (and Parent shall cooperate with respect thereto as necessary).

3.8	Dr. Monovoukas Bonus Payments

On the Closing Date, (a) TEI Bio shall pay to Dr. Monovoukas the Dr. Monovoukas Bonus Payments, less any applicable tax withholding and (b) the amount of such bonus payments, after deduction and withholding of any applicable taxes, shall be offset against and used to repay the outstanding principal balances and accrued but unpaid interest under the Dr. Monovoukas Promissory Notes as of the Closing Date. The Merger Consideration due to Dr. Monovoukas hereunder shall be offset against and used first to repay any principal balance and accrued but unpaid interest that remains outstanding under the Dr. Monovoukas Promissory Notes after application of the Dr. Monovoukas Bonus Payments, and any such repayment amount may be retained by TEI Bio or Parent out of such Merger Consideration.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TEI BIO

The Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this ARTICLE 4. Any information contained in the Disclosure Schedule will only be deemed disclosed or incorporated into any other portion of the Disclosure Schedule if expressly cross-referenced therein or it is reasonably apparent from the disclosure contained therein that such cross-reference would be appropriate. Except as otherwise set forth in the Disclosure Schedule (subject to the foregoing sentence), TEI Bio represents and warrants to Parent and Merger Sub Bio as follows:

4.1	Organization and Ownership, Qualification, Governing Documents, No Subsidiaries

(a) Organization and Ownership. TEI Bio is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct the Business and to own, lease and use the Assets. The UK Subsidiary is a limited company duly organized and validly existing under the laws of the United Kingdom. The UK Subsidiary has engaged in no business activities or conducted any operations.

(b) Qualification. TEI Bio is qualified to do business as a foreign entity and in good standing in the jurisdictions listed in Section 4.1(b) of the Disclosure Schedule, and neither TEI nor the UK Subsidiary engages in any activity, or own, lease or operate any properties, such as to require it to qualify to do business in any other jurisdiction, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to be material to TEI Bio and the UK Subsidiary, taken as a whole.

(c) Governing Documents. TEI Bio has delivered to Parent copies of its and the UK Subsidiary’s Governing Documents as currently in effect, and neither TEI Bio nor the UK Subsidiary is in violation of any provision of such Governing Documents.

(d) Subsidiaries. Except for the UK Subsidiary, which is wholly-owned by TEI Bio, or as set forth in Section 4.1(d) of the Disclosure Schedule, neither TEI Bio nor the UK Subsidiary has any subsidiaries or owns any interests (including any securities exercisable or exchangeable for or convertible into interests) in any Person.

4.2	Power and Actions; Enforceability

(a) Corporate Power and Authority; Actions Taken. TEI Bio has all requisite corporate power and authority, and, subject, to receipt of the Stockholder Approval of the Merger, has taken all corporate action necessary, to execute and deliver this Agreement and each Additional Agreement to which it is a party, to consummate the transactions contemplated on its part hereby and thereby, and to perform its obligations hereunder and thereunder. The Board of

Directors of TEI Bio has duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Additional Agreements to which TEI Bio is or will be a party, the Merger and the transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger are in the best interests of TEI Bio and its securityholders, (iii) recommending that the Stockholders approve and adopt this Agreement and the Merger, and (iv) adopting this Agreement and the Additional Agreements to which TEI Bio is or will be a party.

(b) Execution and Delivery. TEI Bio has duly executed and delivered this Agreement. The Additional Agreements executed as of the date of this Agreement to which TEI Bio is a party have been, and on the Closing Date the other Additional Agreements to which TEI Bio is a party will have been, duly executed and delivered by TEI Bio.

(c) Enforceability. Assuming the validity and binding effect hereof and thereof on the other parties hereto and thereto, this Agreement and each of the Additional Agreements executed as of the date of this Agreement to which TEI Bio is a party constitute, and upon execution and delivery thereof by TEI Bio each of the other Additional Agreements to which TEI Bio is a party will constitute, the valid and binding obligation of TEI Bio, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity regardless of whether such enforcement is considered in a Proceeding in law or at equity.

(d) Stockholder Approval of the Merger. The only approval of securityholders of TEI Bio necessary in connection with the Merger or the transactions contemplated hereby is the approval of this Agreement and the Merger by the holders of the majority of the outstanding Common Shares (“Stockholder Approval of the Merger”).

(e) Written Consent of Major Stockholders. Upon execution and delivery of the Written Consent required within twenty-four hours after the date hereof in accordance with Section 9.1, Stockholder Approval of the Merger shall have been obtained.

4.3	Capitalization

(a) The authorized capital stock of TEI Bio consists of 20,000,000 Common Shares. 7,423,868 Common Shares are issued and outstanding, and Options to purchase 312,000 Common Shares have been granted and are currently outstanding under the Option Plans. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable. Section 4.3(a) of the Disclosure Schedule sets forth a list of all holders of Securities indicating for each (x) the number of Common Shares owned by such Person, (y) the address of such Person and (z) with respect to each Option: (i) the name of the Optionholder; (ii) the number of Common Shares issuable upon the exercise of such Option; (iii) the exercise price of such Option; (iv) the date of grant of such Option; and (v) indicating whether such Option is an In-Money Option or an Out-of-Money Option. No Securities are owned by TEI Bio.

(b) Each TEI Bio Securityholder listed in Section 4.3(a) of the Disclosure Schedule is the record owner and holder of the Securities set forth opposite such holder’s name in Section 4.3(a) of the Disclosure Schedule, and, to the actual knowledge of TEI Bio, the beneficial owner thereof, free and clear of all Encumbrances other than Permitted Encumbrances on Common Shares. Except for this Agreement and as set forth in Section 4.3(b) of the Disclosure Schedule, there are no agreements or arrangements relating to the sale, or transfer of equity securities of TEI Bio. None of the Securities was issued in violation of any preemptive right.

(c) Except for the Options and the agreements listed in Section 4.3(c) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, preemptive, conversion or other rights, agreements or commitments to which TEI Bio is a party or which are binding upon TEI Bio providing for the issuance, redemption, disposition or acquisition of any equity securities of TEI Bio. Each Option has been granted at a per share exercise price that is at least equal to the fair market value of a Common Share as of the date the Option was granted, as determined in accordance with applicable Law, including Section 409A of the Code.

4.4	No Conflict or Violation

The execution, delivery and performance by TEI Bio of this Agreement and of each Additional Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) violate or conflict with the Governing Documents of TEI Bio or the UK Subsidiary; (b) subject to, in the case of the Merger, obtaining the Stockholder Approval of the Merger, violate any Law applicable to TEI Bio or the UK Subsidiary; or (c) except as set forth in Section 4.4 of the Disclosure Schedule, violate, conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Encumbrance upon any Assets or the Business pursuant to, or give rise to any right of termination, cancellation or acceleration under, any Contract.

4.5	Third Party Consents

No consent of, notice to or filing with any Person is required to be obtained or given by TEI Bio or the UK Subsidiary in connection with the Merger or any other transaction contemplated by this Agreement or any Additional Agreement except any consent, notice or filing that (i) is made in connection with filing and recordation of the Certificate of Merger, (ii) is the Stockholder Approval of the Merger or the notices contemplated in Section 9.1, (iii) is made in connection with the HSR Filings, or (iv) has been listed in Section 4.5 of the Disclosure Schedule.

4.6	No Brokers

Except as set forth in Section 4.6 of the Disclosure Schedule, neither TEI Bio nor any of its Affiliates or Representatives has incurred any obligation for brokerage fees or similar payments in connection with the transactions contemplated by this Agreement, other than Transaction Expenses that will be fully paid out of the Purchase Price at the Closing.

4.7	Financial Statements, No Undisclosed Liabilities, Accounting Matters, Inventory, Indebtedness

(a) Financial Statements. Except as set forth in Section 4.7(a) of the Disclosure Schedule, the Financial Statements: (i) have been prepared in accordance with GAAP, and reflect the consistent application of GAAP through the periods involved, subject in the case of the Interim Financial Statements to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes; and (ii) fairly present in all material respects the financial condition and results of operations of TEI Bio and the UK Subsidiary as at the dates of and for the periods referred to therein.

(b) No Undisclosed Liabilities. TEI Bio has no liabilities or obligations (whether absolute, accrued or contingent, whether matured or unmatured, and whether known or unknown) except: (i) liabilities reflected on the Audited Balance Sheet; (ii) current liabilities incurred in the ordinary course of the Business since December 31, 2014; (iii) Transaction Expenses; (iv) as set forth in Section 4.7(b) of the Disclosure Schedule; and (v) contractual and other liabilities incurred in the ordinary course of the Business that are not required by GAAP to be reflected on a balance sheet (in each case, none of which results from any breach of contract, breach of warranty, tort, infringement or violation of Law). The UK Subsidiary has no liabilities or obligations (whether absolute, accrued or contingent, whether matured or unmatured, and whether known or unknown).

(c) Accounting Matters. The Financial Statements were prepared from, and are consistent in all material respects with, the Books and Records. TEI Bio and the UK Subsidiary have maintained a standard system of accounting, established and administered in accordance with GAAP, and has had in place internal controls that are adequate and appropriate for TEI Bio and the UK Subsidiary (taking into account that neither TEI Bio nor the UK Subsidiary is a publicly traded company).

(d) Inventory. Section 4.7(d) of the Disclosure Schedule lists all addresses at which Inventory is located. All Inventory reflected in the Balance Sheet and all other Inventory acquired by TEI Bio since December 31, 2014 was acquired in the ordinary course of the Business consistent with TEI Bio’s regular inventory practices. Except for demonstration Inventory, all such Inventory is in good and saleable condition. Section 4.7(d) of the Disclosure Schedule sets forth each jurisdiction in which any Inventory is held by any Person (including any Affiliate of TEI Bio) on consignment. Except as set forth in Section 4.7(d) of the Disclosure Schedule and except for Inventory for which a valuation reserve has been taken on the Balance Sheet or in the Books and Records after December 31, 2014, there is no excessive and obsolete Inventory (it being agreed that, for purposes of this Section 4.7(d) the term “excessive and obsolete Inventory” shall refer to any Inventory that (A) cannot be sold at current prices in the ordinary course of the Business and (B) is not useable in the production of current products. The UK Subsidiary has no and has never had any Inventory.

(e) Indebtedness. There is no outstanding Indebtedness of TEI Bio or the UK Subsidiary.

4.8	Absence of Certain Changes and Events

Except as set forth in Section 4.8 of the Disclosure Schedule, since the Balance Sheet Date:

(a) there has been no Material Adverse Change or event, change or circumstance that would reasonably be expected to constitute or result in a Material Adverse Change;

(b) the Business has been conducted only in the ordinary course; and

(c) there has not been any:

(i) amendment to the Governing Documents of TEI Bio or the UK Subsidiary;

(ii) damage to or destruction or loss of any material Asset, whether or not covered by insurance;

(iii) sale, lease, license or other disposition of any material Asset (other than sale or use of Inventory in the ordinary course of the Business) or creation or imposition of any Encumbrance, other than Permitted Encumbrances on Assets, on any material Asset;

(iv) change in the financial or Tax accounting methods used; change in any annual Tax accounting period; making of or change in any material Tax election; settlement or compromise of any material claim, notice, audit report or assessment in respect of Taxes; filing of any amended income or other material Tax Return; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (with the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the ordinary course of business); or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case by or with respect to TEI Bio or the UK Subsidiary;

(v) change in the authorized or issued capital stock of TEI Bio or the UK Subsidiary; grant of option or right to purchase shares of capital stock of TEI Bio or the UK Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights with respect to such capital stock; purchase, redemption, retirement or other acquisition by TEI Bio or the UK Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of such capital stock;

(vi) payment or increase by TEI Bio or the UK Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee (except, in the case of officers and employees, in the ordinary course of the Business); entry into any employment severance, change in control or similar Contract with any director or officer; or adoption or termination of, or increase in payments or benefits under, any Employee Plan;

(vii) termination of, or receipt of notice of termination of any Specified Contract;

(viii) waiver of any claim or right having a material value to TEI Bio and the UK Subsidiary, taken as a whole; or

(ix) Contract by TEI Bio or the UK Subsidiary to do any of the foregoing.

4.9	Business Employees and Employee Plans

(a) Business Employees. Section 4.9(a) of the Disclosure Schedule contains a list of Business Employees with annualized base compensation in excess of $100,000, stating his or her name, job title, jurisdiction of employment, sales commission rates and hourly rate of compensation or base salary as of the date hereof and total cash compensation for calendar year 2014. TEI Bio has complied with all Laws that could require overtime to be paid to any Business Employee, and properly classified each of its current and former employees as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such employees for all purposes, and no current or former employee has brought or, to the Knowledge of TEI Bio, threatened to bring, a claim for unpaid compensation or employee benefits, including overtime amounts. Except as set forth in Section 4.9(a) of the Disclosure Schedule, since the Balance Sheet Date, no changes in salary, wage rates, benefits or other terms have been promised, agreed to or implemented by TEI Bio with respect to any Business Employee. The UK Subsidiary has no, and has never had any, employees.

(b) Consultants. Section 4.9(b) of the Disclosure Schedule contains a list of all of current agents and independent contractors retained by TEI Bio and receiving annualized compensation in excess of $50,000, stating their names, dates of commencement of services and rates of compensation. The IRS Forms 1099 for the 2013 and 2014 calendar years, copies of which have been made available to Parent, are true and complete. There are no outstanding loans or advances made to any agent or independent contractor. All agents and independent contractors set forth in Section 4.9(b) of the Disclosure Schedule (and any other agent and independent contractor who previously rendered services to TEI Bio at any time) have been, and currently are, properly classified and treated by TEI Bio (including for Tax purposes) as independent contractors and not as employees for all purposes. At no time has any agent or independent contractor brought a claim against TEI Bio, whether formally or informally, challenging such agent’s or contractor’s status as an independent contractor or made a claim for additional compensation or any benefits under any Employee Plan or otherwise. The UK Subsidiary has no, and has never had any, independent contractors.

(c) Restrictions on Termination. Except for any limitations of general application imposed under applicable employment Laws or as set forth in Section 4.9(c) of the Disclosure Schedule, TEI Bio has the right to terminate the employment of each Business Employee and temporary employee at will and to terminate the engagement of its directors, independent contractors and agents without any payment thereto, or any liability to any Third Party, other than payments to such Person for services rendered and incurred expenses to be reimbursed by TEI Bio pursuant to the Contract with such Person through termination.

(d) Labor Matters. (i) TEI Bio is, and has been, in compliance in all material respects with all Laws regarding employment and employment practices, (ii) there is no collective bargaining agreement or request for union representation applicable to the Business Employees or TEI Bio and there is no, and there has been no, unfair labor practice charge or complaint against TEI Bio pending before the National Labor Relations Board, (iii) there is no labor strike, slowdown, work stoppage or lockout in effect or, to the Knowledge of TEI Bio, threatened, against TEI Bio, and TEI Bio has never experienced any such labor controversy, (iv) to the Knowledge of TEI Bio, there is no charge or complaint pending against TEI Bio before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar Governmental Authority, (v) TEI Bio is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (vi) TEI Bio will not have any liability under any existing or deemed (under applicable Law or otherwise) benefit or severance policy, practice, agreement, plan or program, as a result of the transactions contemplated hereunder, and (vii) TEI Bio is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Law. TEI Bio has not received written notice of the intent of any Governmental Authority responsible for the enforcement of employment Laws to conduct an investigation of it, or relating to the Business, and, to the Knowledge of TEI Bio, no such investigation is in progress. TEI Bio has made available to Parent copies of all written employee manuals and handbooks, disclosure materials, policy statements and other written materials relating to the employment of the current and former employees, directors, independent contractors and agents of TEI Bio.

(e) Restrictive Covenants. To the Knowledge of TEI Bio, (i) no Business Employee has received an offer to join a business on or after the Closing Date that may be competitive with the Business and (ii) no Business Employee is a party to or is bound by any confidentiality, noncompetition or nonsolicitation agreement or other Contract (with any Person) that may have an adverse effect on (x) the performance by such Business Employee of any of his or her duties or responsibilities as an employee of TEI Bio, or (y) the Business. No Business Employee is in the process of terminating his or her employment with TEI Bio, and to the Knowledge of TEI Bio, no Business Employee intends to terminate his or her employment with TEI Bio.

(f) Employee Plans. Section 4.9(f) of the Disclosure Schedule contains an accurate and complete list of all Employee Plans, and neither TEI Bio nor the UK Subsidiary has any liability with respect to any other benefit plan or arrangement and has no commitment or obligation to establish any other benefit plan or arrangement or increase any benefit under an Employee Plan. TEI Bio has delivered or made available to Parent with respect to each Employee Plan a copy of (i) all documents constituting each Employee Plan; (ii) the most recent summary plan description; (iii) the two most recently filed Form 5500s and attached schedules, if any; (iv) the most recent determination or opinion letter issued by the IRS for each Employee Plan intended to be qualified within the meaning of Section 401(a) of the Code; and (v) all notices issued within the preceding three years by any Governmental Authority.

(g) Compliance. Each Employee Plan has been maintained and operated in accordance with its terms and complies with all applicable Laws in all material respects, and there are no Proceedings pending by any employee or beneficiary covered under or otherwise involving any Employee Plan (other than routine claims for benefits).

(i) (A) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has obtained a favorable determination letter from the IRS to such effect (or is entitled to rely on the opinion or advisory letter of the pre-approved plan sponsor), such determination remains in effect and has not been revoked, and nothing has occurred that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or Tax under ERISA or the Code; and (B) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Employee Plan and no Tax has been imposed pursuant to Section 4975 or Section 4976 of the Code in respect thereof;

(ii) TEI Bio and each ERISA Affiliate is in material compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 and all similar state and local laws (“COBRA”), and no Employee Plan provides and TEI Bio has never had any obligation to provide health or other non-pension benefits after a present or former employee’s, director’s, independent contractor’s or agent’s retirement or other termination of employment or service, except during the period required by COBRA;

(iii) With respect to each Employee Plan: (A) no filing, application or other matter is pending with any Governmental Authority, and (B) there are no outstanding liabilities for Taxes, penalties or fees. To the Knowledge of TEI Bio, no Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Authority, and no matters are pending with respect to any Employee Plan under any IRS program;

(iv) Except as set forth in Section 4.9(g)(iv) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (A) entitle any current or former employee of TEI Bio to unemployment compensation or any similar payment; (B) accelerate the time of payment or vesting or increase the amount of any compensation or benefit due to any current or former employee; or (C) directly or indirectly result in any payment made or to be made to or on behalf of any Person that would constitute a “parachute payment” or “excess parachute payment” within the meaning of Section 280G of the Code. TEI Bio has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement;

(v) Neither TEI Bio nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Employee Plans is a multiemployer plan (as defined in Section 3(37) of ERISA), and neither TEI Bio nor any ERISA Affiliate contributes to, or has ever contributed to, or had any other liability with respect to, a multiemployer plan;

(vi) No Employee Plan is (i) a “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and none of TEI Bio or any ERISA Affiliate has sponsored, maintained, participated in or contributed to, and does not now sponsor, maintain, participate in, contribute to or have any liability (whether actual or contingent) with respect to any such plan or arrangement; and

(vii) TEI Bio may at any time, and from time to time, amend, terminate or wind up any Employee Plan sponsored by it in accordance with its terms, in whole or in part,

according to the valid terms thereof and the applicable Laws without consent from any Person and without incurring any liabilities, costs or expenses other than ordinary administrative costs and expenses and such liabilities as may be specified in the applicable administrative agreement or pursuant to applicable Laws.

(h) Nonqualified Deferred Compensation Plan. (i) No Employee Plan is a deferred compensation plan subject to the requirements of Section 409A of the Code, (ii) TEI Bio has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any individual for any liability that results from the failure to comply with the requirements of Section 409A of the Code, and (iii) TEI Bio has no liability for nonreporting or underreporting of income in connection with a failure to comply with the requirements of Section 409A of the Code.

(i) Controlled Group. Except at set forth in Section 4.9(i) of the Disclosure Schedule, no Person is a part of the “controlled group” (as such term is defined in Section 414 of the Code and Section 4001 of ERISA) that includes TEI Bio or has been part of such controlled group.

4.10	Business Authorizations; Compliance; Product Safety

(a) Business Authorizations. TEI Bio and the UK Subsidiary has all Authorizations used in or necessary for the ownership, operation or use of the Assets or the conduct of the Business (the “Business Authorizations”). Section 4.10(a) of the Disclosure Schedule lists each Business Authorization, and TEI Bio has provided or made available to Parent copies of the Business Authorizations. Each Business Authorization is valid and subsisting in full force and effect and no Governmental Authority has notified or advised TEI Bio or the UK Subsidiary that it intends to limit, suspend or revoke such Business Authorization or change the marketing classification or labeling for any Product.

(b) Compliance. Except as set forth in Section 4.10(b) of the Disclosure Schedule, the Products and the Assets are and have been, and TEI Bio and the UK Subsidiary are conducting and have conducted the Business, in compliance in all material respects with all applicable Laws and with the Business Authorizations, including all Laws and Business Authorizations administered or issued by the FDA or any other Governmental Authority relating to the methods and materials used in, and the facilities and controls used for, the Business.

(c) Notifications, etc. Except as set forth in Section 4.10(c) of the Disclosure Schedule, neither TEI Bio nor the UK Subsidiary has been notified or advised by any Governmental Authority of, and does not have Knowledge of, any facts that would furnish any reasonable basis for being notified or advised by any Governmental Authority of (x) the Governmental Authority’s view that any of TEI Bio, the UK Subsidiary the Business, the Assets or the Products is or was not (or may not be or may not have been) in compliance in all material respects with any applicable Law or with a Business Authorization, or (y) the commencement of any Proceeding by such Governmental Authority with respect to the Business, any Product or Asset or any Business Authorization. Neither TEI Bio nor the UK Subsidiary is, and neither has been in the past five (5) years, subject to any Proceedings by Governmental Authorities and, to the Knowledge of TEI Bio, no such Proceedings have been threatened. There have been no seizures conducted or threatened by the FDA or any other Governmental Authority, and, except as set forth in Section 4.10(c) of the Disclosure Schedule, no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts conducted, or requested or, to the Knowledge of TEI Bio, threatened, by the FDA or by any other Governmental Authority, in each case relating to TEI Bio, the UK Subsidiary, the Business, the Assets or the Products.

(d) Certain Filings and Lists.

(i) Except as set forth in Section 4.10(d) of the Disclosure Schedule, premarket notification submissions and related documents and information for each Product (510(k), abbreviated or special 510(k) submissions, Investigational Device Exception (“IDE”) submissions or similar submissions (e.g., relating to CE Markings)) have been filed, approved or cleared, and maintained in compliance in all material respects with applicable Laws administered or promulgated by the FDA or other Governmental Authority, for sales in the United States or in any other country. All preclinical and clinical studies that support any such United States approval or clearance of any Product have been conducted in compliance in all material respects with 21 CFR Part 812 and “Good Laboratory Practices” (21 CFR Part 58). No filing or submission to the FDA or any other Governmental Authority that is the basis for any such approval or clearance contains any material omission or material false information.

(ii) Section 4.10(d) of the Disclosure Schedule lists all Products (by SKU), describes them by product category, general description and type of product that each is “regulated as” (e.g., “Class I medical device”), shows TEI Bio’s status with respect to each Product (e.g., “manufacturer”), and indicates: (x) which Products are commercialized, marketed, sold or placed in interstate commerce in the United States under an approved or cleared FDA authority (e.g., 510(k), abbreviated or special 510(k) or IDE), (y) which Products are commercialized, marketed or sold outside the United States under an approved or cleared authority from another Governmental Authority, and (z) which Products are not so commercialized, marketed, sold or placed in interstate commerce under such an approved or cleared authority, and indicating why such Products are being so commercialized, marketed, sold or placed without such authority. Section 4.10(d) of the Disclosure Schedule also lists all 510(k)s, abbreviated or special 510(k) submissions, IDE submissions and similar submissions (e.g., relating to CE Markings) related to the Business and currently pending with the FDA or any Governmental Authority outside the United States.

(iii) Except as set forth in Section 4.10(d) of the Disclosure Schedule, TEI Bio has not assigned, transferred or delivered to any third party the CE Mark or design dossier for any “Xenform” Product, and TEI Bio has no obligation to do so.

(e) Product Safety.

(i) Except as set forth in Section 4.10(e)(i) of the Disclosure Schedule, neither TEI Bio nor the UK Subsidiary has been required to file with the FDA any medical device report as described in 21 CFR Part 803, or a report of an unanticipated device effect, or to file any other report or provide information to any product safety agency (other than the FDA), commission, board or other Governmental Authority of any jurisdiction, concerning actual or potential hazards with respect to any Product or with respect to any service rendered by TEI Bio or the UK Subsidiary. Each Product or service rendered by TEI Bio or the UK Subsidiary complies with all product safety standards of each applicable product safety agency, commission, board or other Governmental Authority.

(ii) Except as set forth in Section 4.10(e)(ii) of the Disclosure Schedule, each Product is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such Product or in connection with its sale. There is no design or manufacturing defect with respect to any Product.

(iii) Except as set forth on Section 4.10(e)(iii) of the Disclosure Schedule, neither TEI Bio nor the UK Subsidiary has received any written notice that TEI Bio or the UK Subsidiary has, and to the Knowledge of TEI Bio there is no reasonable basis for any Proceeding against TEI Bio or the UK Subsidiary for, any liability arising out of any injury to any person or property as a result of a Product or of service provided by TEI Bio or the UK Subsidiary.

4.11	Quality Certifications

Except as set forth in Section 4.11 of the Disclosure Schedule, all operations of the Business (a) are compliant, in all material respects, with all applicable FDA Quality System Regulations and FDA Establishment Registration and Listing requirements and (b) have achieved and maintained all applicable quality certifications including all required ISO (International Organization for Standardization) certifications. Section 4.11 of the Disclosure Schedule lists each ISO and quality certification applicable to the Business (and the holder thereof). There is no pending or, to the Knowledge of TEI Bio, threatened, Proceeding to audit, repeal, fail to renew or challenge any such certification.

4.12	No Proceedings; Judgments and Orders

Except as set forth in Section 4.12 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of TEI Bio, threatened: (i) by or against TEI Bio or the UK Subsidiary, (ii) to the Knowledge of TEI Bio, otherwise relating to the Assets or Business, for which TEI Bio or the UK Subsidiary could have any liability under indemnification obligations or otherwise, or (iii) to the Knowledge of TEI Bio, seeking to, or which is reasonably likely to, delay, limit, enjoin, increase the cost of or prohibit any transaction contemplated by this Agreement. To the Knowledge of TEI Bio, no event has occurred that reasonably would be expected to give rise to, or serve as a basis for, any such Proceeding. Neither TEI Bio nor the UK Subsidiary is subject to any judgment or order of, or any Proceeding by, any Governmental Authority, and, to the Knowledge of TEI Bio, no such judgments, orders or Proceedings have been threatened.

4.13	Health Care Law Matters

(a) Compliance with Health Care Laws. Except as set forth in Section 4.13(a) of the Disclosure Schedule, each of TEI Bio and the UK Subsidiary and Representatives acting on behalf thereof (with respect to actions taken on TEI Bio’s or the UK Subsidiary’s behalf) are in compliance in all material respects in the conduct of the Business with all applicable Health Care Laws.

(b) Filings. All reports, data, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished under any Health Care Law to any Governmental Authority by TEI Bio, the UK Subsidiary or Representatives acting on behalf of TEI Bio or the UK Subsidiary, have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c) Certain Statements. Neither TEI Bio nor the UK Subsidiary has, and no Representative acting on behalf thereof (with respect to actions taken on TEI Bio’s or the UK Subsidiary’s behalf) has, in connection with any requirement under any Health Care Law: (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, constituted a violation of any Health Care Law or would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), in each case relating to TEI Bio, the UK Subsidiary, the Business or the Assets.

(d) Proceedings. Except as set forth in Section 4.13(d) of the Disclosure Schedule, to the Knowledge of TEI Bio, there are no facts, circumstances or conditions that currently exist that would reasonably be expected to form the basis for any material Proceeding by a Governmental Authority against or affecting TEI Bio, the UK Subsidiary, the Assets, or the Business relating to any Health Care Law.

(e) Prohibited Transactions. Except as set forth in Section 4.13(e) of the Disclosure Schedule, neither TEI Bio, nor the UK Subsidiary is, and no Representative acting on behalf thereof is, a party to any Contract (including any consulting agreement) with any Health Care Professional who is in a position to (x) make or influence referrals to or otherwise generate business to or for TEI Bio or the UK Subsidiary, or (y) provide services, lease space, lease equipment or engage in any other venture or activity with TEI Bio or the UK Subsidiary, other than in each case Contracts that are in compliance with all applicable Health Care Laws. Neither TEI Bio, the UK Subsidiary, nor any Representative acting on behalf thereof has directly or indirectly: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any Health Care Professional in order to illegally obtain business or payments from such Health Care Professional in violation of any Health Care Law; or (ii) given or agreed to give, or has knowledge (or in the case of TEI Bio, Knowledge) that there has been made or that there is any illegal agreement to make, (A) any illegal gift or illegal gratuitous payment of any kind, nature or description (whether in money, property or services) to any Health Care Professional in violation of any Health Care Law; (B) any contribution, payment or gift of funds or property to, or for the private use of, any Health Care Professional where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any applicable Health Care Law; or (C) any payment to any Health Care Professional or to any Representative of TEI Bio or the UK Subsidiary, with the intention or understanding that any part of such payment would be used or was given for an illegal purpose under any applicable Health Care Law.

(f) Fair Market Value. The compensation paid or agreed to be paid by TEI Bio or the UK Subsidiary to any Health Care Professional who is currently employed by or contracted with TEI Bio or the UK Subsidiary is fair market value for the services and items actually provided by such Health Care Professional, not taking into account the value or volume of referrals or other business generated by such Health Care Professional for TEI Bio or the UK Subsidiary. TEI Bio has at all times maintained a written agreement with each Health Care Professional receiving compensation from TEI Bio or the UK Subsidiary.

(g) Anti-bribery laws, etc. Neither TEI Bio, the UK Subsidiary nor any Representative acting on behalf thereof has directly or indirectly (i) given to or received from any employee, official or agent of any Governmental Authority or political party or political candidate any contribution, payment, gift, property or other economic benefit in violation of any Law applicable to the conduct of the Business outside of the United States (including the U.S. Foreign Corrupt Practices Act), or (ii) provided or received any product, services or economic benefit in violation of any Law applicable to the conduct of the Business outside of the United States (including the U.S. Foreign Corrupt Practices Act).

4.14	Title to and Condition of Assets

(a) Title to Assets. TEI Bio or the UK Subsidiary has good and transferable title to or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar Contract, all of the assets reflected on the Balance Sheet or that were acquired by TEI Bio or the UK Subsidiary after the Balance Sheet Date (collectively, the “Assets”), except for Inventory sold in the ordinary course of the Business, in each case free and clear of any Encumbrance other than Permitted Encumbrances on Assets.

(b) Condition of Tangible Assets. The tangible Assets (including the Equipment), taken as a whole, are in good working condition, subject to normal wear and tear.

4.15	Real Property

(a) Owned or Leased Real Property. Neither TEI Bio nor the UK Subsidiary owns, or has ever owned, any real property. There is no Leased Real Property except for the real property leased by TEI Bio under the Leases or as otherwise set forth in Section 4.15(a) of the Disclosure Schedule, and there are no subleases or agreements to sublease, or other tenancies in effect with respect to, such Leased Real Property. To the Knowledge of TEI Bio, no defect exists in any building or other improvement situated on the Leased Real Property that would reasonably be expected to have a material adverse effect or the use of the Leased Real Property by TEI Bio or for the Business.

(b) Hazardous Substances, etc. Any Hazardous Substances generated or handled on the Leased Real Property during the possession thereof by TEI Bio have been stored, transported, treated, used and disposed of in compliance in all material respects with Environmental Laws. Except as set forth in Section 4.15(b) of the Disclosure Schedule, there have been no releases of Hazardous Substances at the Leased Real Property during the possession of the Leased Real Property by TEI Bio, or, to the Knowledge of TEI Bio, prior thereto, and no storage tanks are present in the Leased Real Property. TEI Bio has made available to Parent copies of all environmental assessments or audit reports or other similar studies or analyses in the possession, custody or control of TEI Bio relating to the Business or the Leased Real Property.

(c) Utilities; Access. The Leased Real Property and all improvements thereon are served by gas, electricity, water, sewage and water disposal, and other utilities used to conduct the Business, and the Leased Real Property has direct access to a public street.

(d) Other Assessments. Except under the terms of the Leases or under applicable Law, TEI Bio has no liability for any Taxes assessed against the Leased Real Property or any special assessments assessed against the Leased Real Property. To the Knowledge of TEI Bio, (i) no special assessments (other than special assessments in the nature of Taxes) are currently levied against the Leased Real Property, and (ii) there are no planned public improvements that would result in any such special assessments being levied against the Leased Real Property. Section 4.15(d) of the Disclosure Schedule sets forth the amount of base rent and operating expenses payable by TEI Bio under the Leases for each annual period ending December 31, 2012, 2013, and 2014.

4.16	Contracts, etc.

(a) Certain Contracts Listed. Section 4.16(a) of the Disclosure Schedule lists (and describes, if the Contract is oral) all Contracts under which TEI Bio or the UK Subsidiary has any remaining rights or obligations or could have any liability:

(i) that are with Health Care Professionals or customers, other than (A) nondisclosure agreements or purchase orders entered into in the ordinary course of the Business or (B) consignment agreements substantially in the form of Schedule 4.16(b) of the Disclosure Schedule;

(ii) that are with (A) Business Employees, other than those on TEI Bio’s standard form of offer letter, a copy of which has been made available to Parent, or (B) any current or former employee, consultant or director with respect to any outstanding loans or advances made to any such individual;

(iii) under which TEI Bio or the UK Subsidiary has any obligation to pay any royalty or similar payment;

(iv) (A) under which TEI Bio is required, after the date of this Agreement, to make payments of, or deliver goods or services having a value of, more than Seventy-Five Thousand Dollars ($75,000) in any year or (B) for the purchase by TEI Bio of any raw materials or other inventory for or of any Product. for which TEI Bio made in calendar year 2014, or reasonably expects to make in calendar year 2015, payments in excess of One Hundred Thousand Dollars ($100,000);

(v) that permit any Person other than TEI Bio or the UK Subsidiary to market, offer, distribute, or sell any Products or services of the Business, including distribution, sales representative, and similar agreements;

(vi) that permit any Person other than TEI Bio or the UK Subsidiary to manufacture and sell any Products, including original equipment manufacturer or similar agreements;

(vii) that are agreements containing non-compete, nonsolicitation, exclusivity or similar obligations (A) restricting TEI Bio or the UK Subsidiary or any of their personnel from freely engaging in the Business anywhere in the world or (B) restricting any other Person from freely engaging in business in competition with the Business anywhere in the world;

(viii) that are powers of attorney or agency agreements with respect to TEI Bio, the UK Subsidiary or the Business;

(ix) that are collective bargaining agreements or agreements with labor unions;

(x) that are joint venture agreements or other agreements involving the sharing of profits; or

(xi) that relate to Indebtedness;

(xii) that are agreements of the TEI Bio binding or purporting to bind Affiliates of TEI Bio;

(xiii) that contain surviving indemnification obligations of TEI Bio or the UK Subsidiary with respect to the acquisition of any Person or business by TEI Bio or the UK Subsidiary;

(b) Consignment Agreements. Except as otherwise set forth in Section 4.16(b) of the Disclosure Schedule, all agreements pursuant to which TEI Bio or the UK Subsidiary has consigned to any Person any Inventory are in substantially the form included in Section 4.16(b) of the Disclosure Schedule.

(c) Copies. TEI Bio has made available to Parent copies of all Leases and all Contracts required to be listed in Sections 4.9(f), 4.16(a), 4.17, or 4.18(a) (collectively, the “Specified Contracts”), other than any purchase orders thereunder. In addition, TEI Bio has made available to Parent copies of all contracts, other than purchase orders, between TEI Bio or the UK Subsidiary and customers thereof that expired or were terminated after January 1, 2014.

(d) Specified Contracts; Enforceability, No Breach or Termination, etc. Except as otherwise set forth in Section 4.16(d) of the Disclosure Schedule, all Specified Contracts are valid and legally binding obligations of TEI Bio and, to the Knowledge of TEI Bio, the other parties thereto, and are enforceable in accordance with their terms against TEI Bio and, to the Knowledge of TEI Bio, the other parties thereto, except in each case to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity). TEI Bio has not breached in any material respect any Specified Contract and has not received written notice of any alleged breach of any Specified Contract, and, to the Knowledge of TEI Bio, no other party thereto has breached in any material respect any Specified Contract. Except as otherwise set forth in Section 4.16(d) of the Disclosure Schedule, TEI Bio has not given or received any written notice of termination or non-renewal under any Specified Contract. The UK Subsidiary is not party to any Specified Contract.

(e) Certain Relationships. No event has occurred that would reasonably be expected to result in a significant impairment of the relationships of TEI Bio or the UK Subsidiary with (i) any counterparty to a Specified Contract; or (ii) any Current Supplier or Current Customer; and no such Person referred to in clause (i) or (ii) above has advised TEI Bio in writing, or in the case of any material Current Supplier or any of the top 30 Current Customers (by revenue in 2015 through May 31, 2015) otherwise advised TEI Bio in the previous six (6) months, of its intention to cease doing business with the Business following the Closing Date, whether as a result of the transactions contemplated by this Agreement or otherwise.

4.17	Relationships with Related Persons

Except as set forth in Section 4.17 of the Disclosure Schedule: (i) no Related Person of TEI Bio other than TEI Med currently has or has had any interest in any Asset, (ii) no Related Person of TEI Bio other than TEI Med is or has been a Related Person of, or the owner (of record or beneficially) of any equity or other financial interest in, a Person that has (x) had business dealings with or participated in a transaction with TEI Bio (other than employment and bonus arrangements disclosed hereunder) or (y) engaged in any business or activity that is competitive with the Business, and (iii) no Related Person of TEI Bio other than TEI Med is a party to any Contract (other than employment and bonus arrangements disclosed hereunder) or has any claim or right against TEI Bio with respect to the Business or the Assets.

4.18	Intellectual Property

(a) Certain Lists and Copies. Section 4.18(a) of the Disclosure Schedule lists the following:

(i) each Patent, Trademark and Copyright that has been granted by or registered with an applicable Governmental Authority and is not expired that is owned by TEI Bio or the UK Subsidiary and any pending application therefor, specifying assignment status (if applicable) and the jurisdictions in which any such Intellectual Property right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of the registered owner or applicant, as applicable;

(ii) all licenses, sublicenses and other agreements pursuant to which TEI Bio or the UK Subsidiary is authorized to use any Business Intellectual Property belonging to any Third Party, including the identity of all parties thereto and the type and date thereof

(other than object code end-user licenses granted to end-users in the ordinary course of the Business that permit use of commercial off-the-shelf software products without a right to modify, distribute or sublicense the same); and

(iii) all licenses, sublicenses and other agreements pursuant to which TEI Bio or the UK Subsidiary has granted or promised to grant to any Third Party any right to use any Business Intellectual Property.

TEI Bio has provided or made available to Parent copies of all applications, registrations, agreements and other documents listed in Section 4.18(a) of the Disclosure Schedule.

(b) Ownership, etc.

(i) TEI Bio has good and valid right, title and interest in and to, as the sole and exclusive owner (free and clear of any Encumbrances other than Permitted Encumbrances on Assets) or as the owner of an exclusive and valid license to use, all Intellectual Property used or held for use in the Business (collectively, the “Business Intellectual Property”), and such right, title and interest is valid, enforceable, and uncontested, provided that this representation and warranty in clause (b)(i) shall not constitute a representation or warranty that the conduct of Business does not infringe or misappropriate any intellectual property rights of a third party, which is the subject of Section 4.18(c).

(ii) Each registered or granted Patent, Trademark and Copyright included in the Business Intellectual Property is valid and subsisting and properly recorded with the appropriate Governmental Authority

(iii) With regard to each Patent set forth in Section 4.18(a)(i) of the Disclosure Schedule, there are no unnamed inventors who can claim any right in any such Patent.

(iv) None of the licenses, sublicenses or other agreements set forth in Sections 4.18(a)(ii) or 4.18(a)(iii) of the Disclosure Schedule grants, or creates an obligation to grant, to any Third Party, exclusive rights in, to, or under any Business Intellectual Property or grants to, or creates an obligation to grant to, any Third Party the right to sublicense any Business Intellectual Property.

(c) Non-Infringement. The conduct of the Business does not infringe or misappropriate any Intellectual Property of any Person or constitute unfair competition or trade practices under applicable Laws. Neither TEI Bio nor the UK Subsidiary has during the five (5) years prior to Closing received written notice from any Person alleging any such infringement or misappropriation or unfair competition or trade practices. There are no Proceedings outstanding or, to the Knowledge of TEI Bio, threatened, alleging that the conduct of the Business (including TEI Bio’s or the UK Subsidiary’s exercise of rights granted under any license to use Business Intellectual Property) infringes the Intellectual Property rights of any Person. To the Knowledge of TEI Bio, there has been no unauthorized use, infringement or misappropriation of any Business Intellectual Property by any Person, including any employee or former employee of TEI Bio or the UK Subsidiary.

(d) Invention Assignments and Confidentiality. All current and former employees and independent contractors who have been engaged in any research, development, design or other services likely to involve the creation of Business Intellectual Property have assigned such Business Intellectual Property pursuant to customary assignment agreements and have entered into customary confidentiality agreements with TEI Bio, in each case substantially in the form or forms that have been made available to Parent by TEI Bio.

4.19	Trade and Economic Sanctions.

Neither TEI Bio nor the UK Subsidiary, nor any of their respective directors, officers or employees, nor, to the Knowledge of TEI Bio, any Representative, Affiliate or other Person associated with or acting on behalf of TEI Bio or the UK Subsidiary, is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union or other sanctions authority (collectively, “Sanctions”). Neither TEI Bio nor the UK Subsidiary has been located, organized, operating or resident in, or sold into, a country or territory that is or was the subject or the target of Sanctions, including the Crimea region of the Ukraine, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria. None of TEI Bio or its Affiliates, or to the Knowledge of TEI Bio, any of its Representatives or distributors of Products has engaged in, or is now engaged in, any dealings or transactions in violation of or subject to penalty or action under Sanctions, including any sales to Persons in violation of the Sanctions.

4.20	Warranty Matters

(a) Standard Warranty Terms. TEI Bio has provided or made available to Parent copies of the current standard terms and conditions of sale for each of the Products sold or services provided by TEI Bio or the UK Subsidiary in connection therewith, including all guaranty, warranty and indemnity provisions, and, except as set forth in Section 4.20(a) of the Disclosure Schedule, neither TEI Bio nor any of its Affiliates has given to any Person any Product or related service guaranty or warranty, right of return or other indemnity other than under such standard terms and conditions of sale.

(b) Certain Proceedings. Except as set forth in Section 4.20(b) of the Disclosure Schedule, since January 1, 2012, there have been no pending, and, to the Knowledge of TEI Bio, no threatened, Proceedings alleging that any Products or related services are defective or fail to meet any applicable warranties, whether express or implied.

4.21	Insurance

Section 4.21 of the Disclosure Schedule lists all policies or binders of insurance (showing as to each policy or binder its effective date, carrier and policy number, and a general description of the type of coverage provided) currently maintained on the Assets, the Business or the Business Employees (the “Insurance”). The Insurance provides coverage to the extent and in the manner required by Law and by any Contract. There is no claim by TEI Bio or the UK Subsidiary pending under the Insurance as to which coverage has been questioned, denied or disputed by the insurer. Neither TEI Bio nor the UK Subsidiary is in default under the Insurance, and neither TEI Bio nor the UK Subsidiary has received any notice alleging such default, requesting any repair or modification pursuant to the Insurance, or any notice of termination or non-renewal of any Insurance. Since January 1, 2012, neither TEI Bio nor the UK Subsidiary has been refused any insurance with respect to any aspect of the operations of the Business.

4.22	Tax Matters

(a) Except as set forth in Section 4.22(a) of the Disclosure Schedule, TEI Bio and the UK Subsidiary have duly and timely filed or caused to be duly and timely filed with the appropriate Taxing Authorities all income and other material Tax Returns required to be filed by, or with respect to, such entities. All such Tax Returns are true, complete and accurate in all material respects. Neither TEI Bio nor the UK Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing or, to the Knowledge of TEI Bio, other than in writing, by a Taxing Authority in a jurisdiction where TEI Bio or the UK Subsidiary does not file a Tax Return that it is or may be subject to Tax by that jurisdiction. All material Taxes due and owing by TEI Bio and the UK Subsidiary (whether or not shown on any Tax Returns) have been timely paid.

(b) The unpaid Taxes of TEI Bio and the UK Subsidiary did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). The unpaid Taxes of TEI Bio and the UK Subsidiary for all Tax Periods commencing after the Balance Sheet Date arose in the ordinary course of business.

(c) Except as set forth in Section 4.22(c) of the Disclosure Schedule, no material deficiencies for Taxes with respect to TEI Bio or the UK Subsidiary have been claimed, proposed or assessed by any Taxing Authority. There are no pending or, to the Knowledge of TEI Bio, threatened audits, examinations, assessments or other similar actions for or relating to any liability in respect of Taxes of TEI Bio or the UK Subsidiary. There are no matters under discussion between TEI Bio or the UK Subsidiary and any Taxing Authority, or otherwise to the Knowledge of TEI Bio, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to TEI Bio or the UK Subsidiary. No issues relating to Taxes of TEI Bio or the UK Subsidiary were raised in writing or, to the Knowledge of TEI Bio, other than in writing, by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a Post-Closing Tax Period.

(d) Except as set forth in Section 4.22(d) of the Disclosure Schedule, TEI Bio has delivered or made available to Parent complete and accurate copies of all income and other material Tax Returns of TEI Bio and the UK Subsidiary for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by TEI Bio and the UK Subsidiary for all taxable periods remaining open under the applicable statute of limitations. TEI Bio has made available to Parent complete and accurate copies of all private letter rulings, determination letters and closing agreements issued by or received from the IRS or any other Taxing Authority with respect to Tax matters of TEI Bio and the UK Subsidiary.

Neither TEI Bio nor the UK Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, in each case which is still in effect. No power of attorney (other than powers of attorney authorizing employees of TEI Bio or the UK Subsidiary to act on behalf of such entity) with respect to any Taxes of TEI Bio or the UK Subsidiary has been executed or filed with any Taxing Authority which is still in effect.

(e) There are no Encumbrances for Taxes upon any property or asset of TEI Bio or the UK Subsidiary, other than Permitted Encumbrances on Assets.

(f) Neither TEI Bio nor the UK Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax Period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction on or prior to the Closing Date, (ii) any accounting method change or closing agreement with any Taxing Authority filed or made on or prior to the Closing Date, or (iii) any prepaid amount received on or prior to the Closing Date.

(g) With the exception of customary commercial leases or Contracts that are not primarily related to Taxes entered into in the ordinary course of business, neither TEI Bio nor the UK Subsidiary has been a party to or bound by any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar Contract.

(h) Neither TEI Bio nor the UK Subsidiary has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under similar provisions of state, local or foreign Law.

(i) Neither TEI Bio nor the UK Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is TEI Bio) or any similar group for state, local or foreign Tax purposes. With the exception of customary commercial leases or Contracts that are not primarily related to Taxes entered into in the ordinary course of business and liabilities thereunder, neither TEI Bio nor the UK Subsidiary has any liability for the Taxes of any Person (other than TEI Bio and the UK Subsidiary) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(j) Except as set forth in Section 4.22(j) of the Disclosure Schedule, TEI Bio and the UK Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder of TEI Bio or other Person.

(k) Neither TEI Bio nor the UK Subsidiary has been a party to a transaction intended to qualify under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(l) TEI Bio has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(m) TEI Bio has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any similar provision of state or local Law).

(n) The UK Subsidiary is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) is not treated as a U.S. corporation under Section 7874(b) of the Code, and (iii) was not created or organized both in the United States and in a foreign jurisdiction such that it would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

(o) Except as set forth in Section 4.22(o) of the Disclosure Schedule, neither TEI Bio nor the UK Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country of its formation.

(p) Neither TEI Bio nor the UK Subsidiary is or has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with in all material respects, and all documentation required by all relevant transfer pricing Laws have been timely prepared.

(q) Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) no representation or warranty is made by TEI Bio or the TEI Bio Securityholders in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 4.22, Section 4.8(c)(iv), Section 4.9 and Section 4.15, (ii) the representations and warranties of TEI Bio in this Section 4.22 (other than Section 4.22(f)) refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, except to the extent that a breach of such representations and warranties results in a Loss that could not be mitigated, prevented or avoided by Parent or any of its Affiliates (including TEI Bio and the UK Subsidiary) after the Closing using commercially reasonable efforts, and (iii) no representations or guarantees are made with respect to the amount or availability of Tax net operating losses, credit carryovers, tax basis and other similar attributes of TEI Bio or the UK Subsidiary.

4.23	Bank Accounts; Books and Records

Section 4.23 of the Disclosure Schedule lists each of TEI Bio’s or the UK Subsidiary’s bank accounts and the authorized signatories thereon. The minute books and stock record books of TEI Bio and the UK Subsidiary, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of TEI Bio and the UK Subsidiary contain accurate and complete records of all meetings, and actions taken by written consent, of TEI Bio’s and the UK Subsidiary’s equityholders, Board of Directors and any committees thereof, and no meeting, or action taken by written consent, of any such group has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of TEI Bio.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB BIO

Parent and Merger Sub Bio represent and warrant to TEI Bio as follows:

5.1	Organization, Power and Actions

Each of Parent and Merger Sub Bio is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub Bio has all requisite corporate power and authority, and has taken all corporate actions necessary, to execute and deliver this Agreement and each Additional Agreement to which it is a party, and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub Bio (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated on its part hereby and thereby, and to perform its obligations hereunder and thereunder.

5.2	Execution, Delivery and Enforceability

Each of Parent and Merger Sub Bio has duly executed and delivered this Agreement. The Additional Agreements executed as of the date of this Agreement to which either Parent or Merger Sub Bio is a party have been, and on the Closing Date each other Additional Agreement to which either Parent or Merger Sub is a party will have been, duly executed and delivered by Parent and Merger Sub Bio, respectively. Assuming the validity and binding effect hereof and thereof on the other parties hereto and thereto, this Agreement and each of the Additional Agreements executed as of the date of this Agreement to which Parent or Merger Sub Bio is a party constitute, and upon execution and delivery thereof by Parent or Merger Sub Bio, respectively, of each of the other Additional Agreements to which it is a party will constitute, the valid and legally binding obligation of Parent or Merger Sub Bio, as applicable, enforceable against Parent or Merger Sub Bio, as applicable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a Proceeding in law or at equity).

5.3	No Conflict or Violation

The execution, delivery and performance by each of Parent and Merger Sub Bio of this Agreement and of each Additional Agreement to which it is a party will not: (a) violate or conflict with the Governing Documents of Parent or Merger Sub Bio, as applicable; (b) violate any Law applicable to Parent or Merger Sub Bio, as applicable; or (c) violate, conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any contract, lease or other agreement to which Parent or Merger Sub Bio, as applicable, is a party or by which its assets are bound.

5.4	No Third-Party Consents

No consent of, notice to or filing with any Person is required to be obtained or given by Parent or Merger Sub Bio in connection with any transaction contemplated by this Agreement or any Additional Agreement except any consent, notice or filing that (i) is made in connection with filing and recordation of the Certificate of Merger, (ii) contemplated in Section 9.1(b) or (iii) is made in connection with the HSR Filings.

5.5	No Brokers

Neither Parent nor Merger Sub Bio nor any of their respective Affiliates or Representatives has incurred any obligation for brokerage fees or similar payments in connection with the transactions contemplated by this Agreement.

5.6	Operations of Merger Sub Bio

Merger Sub Bio was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted operations only incident to its formation and performance obligations under this Agreement.

5.7	Proceedings

As of the date hereof, there is no Proceeding pending, or to Parent’s knowledge, threatened, against Parent or its Affiliates seeking to delay, limit or enjoin any transaction contemplated by this Agreement.

5.8	Sufficient Funds

Parent and Merger Sub Bio collectively, have on the date hereof cash or availability under existing credit facilities to borrow sufficient funds, and will have at Closing, sufficient internal funds available, to pay the Merger Consideration without the need to obtain equity or additional debt financing.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF TEI BIO

The obligations of TEI Bio with respect to consummation of the transactions provided for in this Agreement are subject, in the discretion of TEI Bio, to the satisfaction at or before the Closing of the following conditions:

6.1	Representations, Warranties and Covenants

All representations and warranties of Parent or Merger Sub Bio contained in ARTICLE 5 of this Agreement shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that expressly relate to a specified date, which shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such specified date), and each of Parent or Merger Sub Bio shall have performed in all material respects all covenants required by this Agreement to be performed by it as of or before the Closing.

6.2	Certain Approvals, etc.

(a) Stockholder Approval of the Merger. TEI Bio shall have delivered to Parent Written Consents constituting Stockholder Approval of the Merger.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other required foreign antitrust approval shall have been terminated or shall have expired.

(c) No Injunction or Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order or other Law that is in effect and that materially restricts, prevents or prohibits, or makes illegal, consummation of the Merger or any transaction contemplated by this Agreement.

6.3	Additional Agreements and Other Closing Documents

Each of Parent and Merger Sub Bio shall have delivered to TEI Bio the Additional Agreements to which it is a party and the other items shown in the Closing Agenda attached hereto as Schedule 6.3 (the “Closing Agenda”) as being delivered by Parent or Merger Sub Bio or their counsel.

6.4	Conditions Under TEI Med Merger Agreement

All conditions to the obligations of TEI Med contained in Article 6 of the TEI Med Merger Agreement shall have been satisfied or waived by TEI Med.

ARTICLE 7

CONDITIONS TO PARENT’S AND MERGER SUB BIO’S OBLIGATIONS

The obligations of Parent and Merger Sub Bio to consummate the transactions provided for in this Agreement are subject, in the discretion of Parent, to the satisfaction at or before the Closing of the following conditions:

7.1	Representations, Warranties and Covenants

All representations and warranties of TEI Bio contained in ARTICLE 4 of this Agreement shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that expressly relate to a specified date, which shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such specified date), and TEI Bio shall have performed in all material respects all covenants required by this Agreement to be performed by it as of or before the Closing.

7.2	Dissenting Shares

The Dissenting Shares shall include no more than five percent (5%) of the Common Shares outstanding immediately prior to the Effective Time.

7.3	Certain Approvals, etc.

(a) Stockholder Approval of the Merger. TEI Bio shall have delivered to Parent Written Consents constituting Stockholder Approval of the Merger.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other required foreign antitrust approval shall have been terminated or shall have expired.

(c) Third Party Consents. Each of the consents set forth on Schedule 7.3(c) shall have been obtained and shall be in full force and effect.

(d) No Proceedings. No Proceeding shall have been commenced against Parent, Merger Sub Bio, TEI Bio, the UK Subsidiary or the TEI Bio Board of Directors that, if determined adversely, would prevent the Closing.

(e) No Injunction or Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order or other Law that is in effect and that materially restricts, prevents or prohibits, or makes illegal, consummation of the Merger or any transaction contemplated by this Agreement.

7.4	Written Consent; Support Agreement

Holders of at least ninety (90%) of the Common Shares, including the Specified Stockholders, shall have (a) executed and delivered the Written Consent in accordance with Section 9.1(a) and (b) executed and delivered to Parent, on or prior to the Closing Date, the Support Agreement in accordance with Section 9.1(a).

7.5	Additional Financial Statements

TEI Bio shall have delivered to Parent the Additional Financial Statements in accordance with Section 9.3.

7.6	No Material Adverse Change

There shall not have been any Material Adverse Change since the date hereof.

7.7	Additional Agreements and Other Closing Documents

TEI Bio shall have delivered to Parent each of the Additional Agreements executed by all parties thereto other than Parent or Merger Sub Bio and each other item shown in the Closing Agenda as being delivered by TEI Bio or its counsel.

7.8	FIRPTA Certificate

Prior to the Closing, TEI Bio shall deliver or cause to be delivered to Parent a certification that the shares of TEI Bio are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the IRS, in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code. If TEI Bio has not provided such certification and notice to Parent on or before the Closing Date, Parent’s sole remedy shall be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

7.9	Conditions Under TEI Med Merger Agreement

All conditions to the obligations of Parent contained in Article 7 of the TEI Med Merger Agreement shall have been satisfied or waived by Parent.

ARTICLE 8

PRE-CLOSING COVENANTS REGARDING CONDUCT OF THE BUSINESS, ACCESS AND NON-SOLICITATION

8.1	Conduct of Business Prior to the Closing

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), TEI Bio shall, and shall cause the UK Subsidiary to: (x) conduct the Business in the ordinary course, consistent with past practice (it being understood that any failure to conduct the Business in the ordinary course, consistent with past practice resulting from events outside the reasonable control of TEI Bio shall not constitute a breach of this Section 8.1(x)); and (y) use commercially reasonable efforts to maintain and preserve the Business and to preserve the Assets and the relationships of TEI Bio with the Business Employees, with its customers, suppliers, and regulators, and with others having business relationships with TEI Bio or the UK Subsidiary. Without limiting the foregoing, from the date hereof until the Closing Date, TEI Bio shall, and shall cause the UK Subsidiary to:

(a) preserve and maintain all of its Business Authorizations;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the Assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance, except as required by applicable Law;

(e) perform its obligations under all Contracts;

(f) maintain the Books and Records in accordance with past practice;

(g) comply in all material respects with all applicable Laws;

(h) not institute or settle any material Proceeding by or against TEI Bio or the UK Subsidiary;

(i) not enter into any Contract that, if in effect as of the date of this Agreement would be a Specified Contract, except in the ordinary course of the Business;

(j) not commence enrollment in any preclinical or clinical trials, except to the extent required by Law, unless TEI Bio (x) obtains an approved IDE for studies relating to an indication not specifically mentioned in the instructions for use of the applicable Product, (y) has approval of the applicable overseeing Institutional Review Board or Independent Ethics Commission therefor and (z) conducts the study in compliance with applicable Good Clinical Practices and applicable Laws; and

(k) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.8 to occur.

8.2	Access to Information

From the date hereof until the Closing Date, TEI Bio shall and shall cause the UK Subsidiary to: (a) afford Parent and its Representatives reasonable access to and the right to inspect all of the Assets, Books and Records, Contracts and other documents and data related to TEI Bio or the UK Subsidiary; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to TEI Bio or the UK Subsidiary as Parent or any of its Representatives may reasonably request; and (c) instruct its Representatives to cooperate with Parent in its investigation of TEI Bio and the UK Subsidiary. Any investigation pursuant to this Section 8.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of TEI Bio or the UK Subsidiary.

8.3	No Solicitation of Other Bids

(a) Non-Solicitation. TEI Bio shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) knowingly encourage, solicit, initiate, facilitate or continue inquiries regarding an Alternative Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Alternative Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Alternative Proposal.

(b) Notice. TEI Bio shall promptly (and in any event with in one Business Day after receipt thereof by TEI Bio or its Representatives) advise Parent orally and in writing of any Alternative Proposal, any request for information with respect to any Alternative Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Alternative Proposal, the material terms and conditions of such request, Alternative Proposal or inquiry, and the identity of the Person making the same.

ARTICLE 9

ADDITIONAL PRE-CLOSING COVENANTS

9.1	Written Consent of Stockholders and Parent; Support Agreement

(a) Written Consent of Stockholders; Support Agreement. Within twenty-four (24) hours following the execution and delivery of this Agreement, TEI Bio shall deliver to Parent a stockholder consent, in substantially the form attached as Exhibit I (the “Written Consent”), duly executed in accordance with this Agreement, the DGCL and TEI Bio’s certificate of incorporation and by-laws, and the Support Agreement executed and delivered, by holders of a majority of the Common Shares. Within two (2) Business Days following the execution and delivery of this Agreement, TEI Bio shall deliver to Parent the Written Consent duly executed in accordance with this Agreement, the DGCL and TEI Bio’s certificate of incorporation and by-laws, and the Support Agreement executed and delivered, by holders of at least eighty percent (80%) of the Common Shares. Promptly following TEI Bio’s receipt of the such duly executed Written Consent in accordance with the second sentence of this Section 9.1(a), but in no event later than five (5) Business Days thereafter, TEI Bio shall deliver to any Stockholder who has not executed the Written Consent as of such time, a notice of Stockholder Approval of the Merger pursuant to the applicable provisions of the DGCL, and TEI Bio’s certificate of incorporation and by-laws, which notice shall be in a form which constitutes and shall constitute the notice to the Stockholders required by the DGCL that appraisal rights may be available to the Stockholders in accordance with the DGCL. Without limiting the foregoing, TEI Bio will submit to the Stockholders with such notice an information statement that includes this Agreement and describes the Merger and the other transactions contemplated hereby, and in connection with or following submission thereof TEI Bio shall also deliver the Written Consent to any Stockholder that has not already executed the Written Consent or Support Agreement requesting that such Stockholder execute the Written Consent and the Support Agreement. The materials submitted to the Stockholders shall be submitted to Parent for prior review and approval, which approval will not be unreasonably withheld, conditioned or delayed (which approval shall not subject Parent to liability for the accuracy thereof). At least five (5) Business Days prior to the Closing, TEI Bio shall deliver to Parent the Written Consent duly executed in accordance with this Agreement, the DGCL and TEI Bio’s certificate of incorporation and by-laws, and the Support Agreement executed and delivered, by holders of at least ninety (90) percent of the Common Shares, including each of the stockholders listed in Schedule 9.1 (the “Specified Stockholders”).

(b) Parent Consent. Immediately following the execution and delivery of this Agreement, Parent shall adopt this Agreement and approve this Agreement and the Merger as the sole stockholder of Merger Sub Bio.

9.2	Efforts Regarding Satisfaction of Conditions; Filings and Notifications

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (ii) the obtaining of all necessary consents, approvals or waivers from third parties (provided that in no event shall Parent, Merger Sub Bio, TEI Bio or the UK Subsidiary be required to incur any material cost or obligation, or suffer the loss of any right or benefit in connection therewith). Notwithstanding the foregoing or any other provision of this Agreement, Parent shall not be required to accept or comply with any condition, obligation or modification required by any Governmental Authority in order to obtain clearance therefrom including any divestiture of equity interests, business, assets or properties of the Parent or its Affiliates (including, after the Effective Time, TEI Bio and the UK Subsidiary) and/or the imposition of any limitation on the ability of Parent or any of its Affiliates (including, after the Effective Time, TEI Bio and the UK Subsidiary) to conduct its business or to own or exercise control of its equity interests, business, assets or property and irrespective of the loss which Parent or its Affiliates (including, after the Effective Time, TEI Bio and the UK Subsidiary) may suffer as a result of such condition, obligation or modification.

(b) TEI Bio and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notice or other communications received by Parent or TEI Bio (or the UK Subsidiary), as the case may be, from any Governmental Authority with respect to the transactions contemplated by this Agreement.

(c) TEI Bio shall give prompt notice to Parent upon becoming aware of (i) any representation or warranty of TEI Bio contained in this Agreement becoming untrue or inaccurate such that the conditions in ARTICLE 7 would not be satisfied or (ii) the failure of TEI Bio to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by TEI Bio under this Agreement within the time contemplated hereby such that the conditions in ARTICLE 7 would not be satisfied. No such notification shall be given any effect for the purpose of (x) determining the accuracy of any of the representations and warranties made by TEI Bio in this Agreement, or (y) determining whether any of the conditions set forth in this Agreement has been satisfied. Parent shall give prompt notice to TEI Bio upon becoming aware of (i) any representation or warranty of Parent or Merger Sub Bio contained in this Agreement becoming untrue or inaccurate such that the conditions in ARTICLE 6 would not be satisfied or (ii) the failure of Parent or Merger Sub Bio to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by Parent under this Agreement within the time contemplated hereby that the conditions in ARTICLE 6 would not be satisfied. No such notification shall be given any effect for the purpose of (x) determining the accuracy of any of the representations and warranties made by Parent or Merger Sub Bio in this Agreement, or (y) determining whether any of the conditions set forth in this Agreement has been satisfied.

9.3	Financial Statements

(a) At least five (5) Business Days prior to the Closing Date, TEI Bio shall deliver to Parent consolidated balance sheets of TEI Bio dated as of March 31, 2015 and March 31,

2014 and the related condensed consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the three months then ended, reviewed by the independent accountants of TEI Bio in accordance with the Statements on Auditing Standards No. 100, together with appropriate notes thereto (the “Additional Financial Statements”). The Additional Financial Statements will (i) be prepared from and in accordance with the books and records of TEI Bio, (ii) be prepared in accordance with U.S. GAAP in a manner consistently followed throughout the periods indicated; and (iii) fairly present in all material respects the financial condition and results of operations of TEI Bio as at the dates and for the periods referred to therein. Parent shall bear the costs of the independent accountants of TEI Bio for reviewing the Additional Financial Statements, in an amount not to exceed $25,000. Any such costs in excess of $25,000 shall be included as current liabilities of TEI Bio included in (and deducted from) Closing Working Capital.

(b) From the date hereof through the Closing Date, TEI Bio shall, no later than the fifteenth of each calendar month after the date hereof, deliver to Parent a consolidated balance sheet of TEI Bio dated as of the end of the prior calendar month and the related consolidated statement of income for the month then ended, prepared in a manner consistent with the Interim Financial Statements.

ARTICLE 10

TERMINATION BEFORE CLOSING

10.1	Termination

This Agreement may be terminated by notice at any time prior to Closing:

(a) By mutual written consent of Parent and TEI Bio;

(b) By Parent or TEI Bio if the Closing shall not have occurred on or before July 31, 2015; provided, that this provision shall not be available to Parent if (i) TEI Bio has the right to terminate this Agreement under clause (d)(i) of this Section 10.1 or (ii) TEI Med has the right to terminate the TEI Med Merger Agreement under Section 10.1(d)(i) thereof; provided, further, that this provision shall not be available to TEI Bio if (x) Parent has the right to terminate this Agreement under clause (c)(i) of this Section 10.1 or (y) Parent has the right to terminate the TEI Med Merger Agreement under Section 10.1(c)(i) thereof.

(c) By Parent if (i) there is a material breach of any covenant to be performed by TEI Bio under this Agreement that has not been waived by Parent or (ii) satisfaction of any of the conditions contained in ARTICLE 7 of this Agreement has become impossible (other than through a breach of a covenant contained in this Agreement by Parent or Merger Sub Bio) and Parent has not waived such condition.

(d) By TEI Bio if (i) there is a material breach of any covenant to be performed by Parent or Merger Sub Bio under this Agreement that has not been waived by TEI Bio, or (ii) satisfaction of any of the conditions contained in ARTICLE 6 of this Agreement has become impossible (other than through a breach of covenant contained in this Agreement by TEI Bio) and such condition has not been waived by TEI Bio;

(e) By Parent if TEI Bio fails to deliver the Written Consent and Support Agreement executed by eighty (80) percent of the holders of Shares within two (2) Business Days in accordance with Section 9.1, so long as such termination is made within five (5) Business Days after the execution of this Agreement.

10.2	In the Event of Termination

In the event of termination of this Agreement, no party hereto shall have any liability to any other party to this Agreement, except arising out of any intentional breach of this Agreement occurring prior to the termination of this Agreement; provided, that, this Section 10.2 shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

ARTICLE 11

SURVIVAL AND INDEMNIFICATION

11.1	Survival of Representations

The representations and warranties of the parties made in this Agreement shall survive the Closing as follows (with respect to each representation and warranty, such period of survival is the “Survival Period”):

(a) the representations and warranties set forth in Sections 4.1(a) (Organization, etc.), 4.2 (Power and Actions, etc.), 4.3 (Capitalization), 4.6 (No Brokers), 4.9 (Business Employees and Employee Plans) and 4.22 (Taxes) (each, a “Fundamental Representation”), shall survive until the expiration of the applicable statute of limitations and the parties hereby agree, pursuant to Section 8106(c) of Title 10 of the Delaware Code, that the statute of limitations for such claims (other than with respect to Taxes) shall be ten (10) years; provided, that, the Fundamental Representations set forth in Section 4.9 (Business Employees and Employee Plans) shall only survive until the fifth anniversary of the Closing Date; and

(b) all other representations and warranties made in this Agreement shall survive until the date that is fifteen (15) months after the Closing Date;

provided, further, that in each case such representations and warranties shall survive with respect to any Indemnity Claim, until the resolution of such Indemnity Claim, so long as an Indemnity Claim Notice with respect thereto was provided during the applicable Survival Period.

11.2	Indemnification

(a) By TEI Bio Securityholders. The TEI Bio Securityholders shall severally and not jointly (in accordance with their Pro Rata Shares subject to Section 11.2(f)) indemnify, defend and hold harmless Parent, its Affiliates (including, at and after the Effective Time, TEI Bio and the UK Subsidiary), and its and their respective Representatives (collectively, the “Parent-Side Indemnified Persons”), from and against, and pay or reimburse the Parent-Side Indemnified Persons for, any Losses incurred in connection with, arising out of, resulting from or incident to:

(i) subject to Section 11.2(d)(i) and Section 11.2(k), any breach of a representation or warranty made by TEI Bio in this Agreement or in any certificate or instrument delivered by or on behalf of TEI Bio pursuant to this Agreement and any failure of any representation or warranty made by TEI Bio in this Agreement to be true as of the Closing Date as if made on the Closing Date (except to the extent made as of a specified date) (it being agreed that qualifications as to materiality or Material Adverse Change in any such representation or warranty shall be taken into account in determining whether there has been a breach of such representation or warranty but not in calculating the amount of any related Losses);

(ii) any breach of a covenant made by TEI Bio in this Agreement;

(iii) any claim made by any TEI Bio Securityholder or former holder of securities of TEI Bio, other than a claim arising out of such Person’s rights to receive Merger Consideration under this Agreement or any rights of such Person under any Additional Agreement;

(iv) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(v) any Indebtedness of TEI Bio or the UK Subsidiary outstanding as of the Effective Time or Transaction Expenses to the extent not deducted in the determination of Closing Merger Consideration;

(vi) any Encumbrances on any Securities, other than Permitted Encumbrances on Common Shares, of any TEI Bio Securityholder (with respect to which such TEI Bio Securityholder, but not any other TEI Bio Securityholder, shall indemnify the Parent-Side Indemnified Persons);

(vii) (A) any Taxes of TEI Bio or the UK Subsidiary with respect to a Pre-Closing Tax Period, provided that any Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall be determined in accordance with Section 12.4(a)(iv), (B) any Taxes for which TEI Bio or the UK Subsidiary is liable as a result of being a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, or (C) with the exception of customary commercial leases or Contracts that are not primarily related to Taxes entered into in the ordinary course of business and liabilities thereunder, any liability of TEI Bio or the UK Subsidiary for Taxes of any Person (other than TEI Bio and the UK Subsidiary) as a transferee or successor, by Contract, or otherwise as a result of a transaction consummated in a Pre-Closing Tax Period; or

(viii) the matters set forth in Schedule 11.2(a)(viii).

(b) By Parent. Parent shall indemnify, defend and hold harmless the TEI Bio Securityholders, their Affiliates and their respective Representatives (collectively, the “Securityholder-Side Indemnified Persons”), from and against, and pay or reimburse the Securityholder-Side Indemnified Persons for any Losses incurred in connection with, arising out of, resulting from or incident to:

(i) subject to Section 11.2(d)(ii), any breach of any representation or warranty made by Parent in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub Bio pursuant to this Agreement and any failure of any representation or warranty made by Parent in this Agreement to be untrue as of the Closing Date as if made on the Closing Date (except to the extent made as of a specified date) (it being agreed that qualifications as to materiality or Material Adverse Change in any such representation or warranty shall be taken into account in determining whether there has been a breach of such representation or warranty but not in calculating the amount of any related Losses); or

(ii) any breach of a covenant made by Parent in this Agreement.

(c) Notices and Defense of Claims. If a Claim for Losses (an “Indemnity Claim”) is made by a Person entitled to indemnification hereunder, the Indemnified Person shall give notice (an “Indemnity Claim Notice”) to the Indemnifying Person as promptly as practicable after the Person entitled to indemnification becomes aware of any fact that may give rise to Losses for which indemnification may be sought. If any Third-Party Claim in the form of a lawsuit or arbitration demand is filed or made against any Person entitled to indemnification hereunder, an Indemnity Claim Notice with respect thereto shall be given by the Indemnified Person to the Indemnifying Person as promptly as practicable. The Indemnity Claim Notice shall describe the Indemnity Claim in reasonable detail. The failure of any Indemnified Person to give timely notice under this Section 11.2(c) shall not affect any Indemnified Person’s rights to indemnification, except to the extent that the Indemnifying Person demonstrates actual damage caused by such failure. If, within twenty (20) calendar days after its delivery of an Indemnity Claim Notice to an Indemnifying Person, an Indemnified Person has not received a written statement from the Indemnifying Person objecting to the Indemnity Claim made therein, the indemnity obligation set forth therein shall be deemed final and binding on the Indemnifying Person. Further procedures that apply after such an Indemnity Claim Notice with respect to a Third-Party Claim is given are set forth on Schedule 11.2(c).

(d) Limits on Liability.

(i) Limits on Liability of Stockholders or Optionholders. Except with respect to (A) breaches of any Fundamental Representation or (B) fraud by TEI Bio, the UK Subsidiary or any TEI Bio Securityholder (without regard to non-survival of any representation) (each of clauses (A) and (B), an “Excluded Matter”), the TEI Bio Securityholders shall not have any obligation to indemnify Parent-Side Indemnified Persons for Losses described in Section 11.2(a)(i), unless and until such Losses collectively suffered or incurred by all Parent-Side Indemnified Persons exceed Two Million One Hundred Ten Thousand Dollars ($2,110,000) (the “Basket”), in which event such indemnification obligations shall be for the amount of such Losses in excess of One Million Fifty-Five Thousand Dollars ($1,055,000) up to a maximum aggregate amount with respect to such indemnification obligations equal to Twenty-One Million One Hundred Thousand Dollars ($21,100,000) (the “Cap”).

(ii) Limits on Liability of Parent. Except with respect to (A) fraud by Parent, or (B) breaches of representations and warranties set forth in Sections 5.1, 5.2 or 5.5, Parent shall not be obligated to indemnify Securityholder-Side Indemnified Persons for Losses described in Section 11.2(b)(i) unless and until such Losses collectively suffered or incurred by all TEI-Side Indemnified Persons exceed the Basket, in which event such indemnification obligations shall be for the amount of such Losses in excess of One Million Fifty-Five Thousand Dollars ($1,055,000), up to a maximum aggregate amount with respect to such indemnification obligations equal to the Cap.

(e) Additional Limitations. Notwithstanding anything to the contrary in this Agreement:

(i) in the case of Excluded Matters, the aggregate amount of Losses for which any TEI Bio Securityholder is obligated to provide indemnification under this ARTICLE 11 in connection with any Excluded Matter (when aggregated with all other Losses for which such TEI Bio Securityholder is obligated to provide indemnification hereunder), excluding amounts taken from the Escrow Funds, shall not exceed the portion of the Purchase Price actually received by such TEI Bio Securityholder;

(ii) no TEI Bio Securityholder shall have any liability for any fraud on the part of any other TEI Bio Securityholder (except to the extent Parent is otherwise entitled under this ARTICLE 11 to recover Losses resulting therefrom from the then available Escrow Funds);

(iii) In no event shall any Indemnifying Person be responsible or liable for any Losses or other amounts under this ARTICLE 11 that are (A) punitive, except to the extent arising out of Third-Party Claims or (B) claimed in an Indemnity Claim Notice with respect to a breach of representation or warranty delivered hereunder after the expiration of the applicable survival period of such representation or warranty set forth in Section 11.1. Each party shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate Losses for which indemnification is provided to it under this ARTICLE 11.

(iv) The amount of any Losses for which indemnification is provided under this ARTICLE 11 shall be reduced by any insurance proceeds actually received by the Indemnified Party under insurance policies (less any expenses incurred in collecting such proceeds and any increase in premiums resulting from the claim made therefor). If an Indemnified Person (or an Affiliate) receives any insurance payment covering any Loss for which it has already received an indemnification payment from the Indemnifying Person, it shall reimburse the Indemnifying Person promptly for the amount of such insurance payment that covers such Loss for which it has already received an indemnification payment.

(v) Parent shall not be entitled to make any claim for indemnification with respect to the amount of any Loss that has been expressly taken into account in the final Closing Working Capital, and the amount of any Loss for which indemnification is provided under this ARTICLE 11 shall be calculated net of any such amount expressly taken into account in determining any accruals, reserves or provisions reflected in the final Closing Working Capital.

(f) Certain Indemnification Matters. Notwithstanding anything to the contrary in this Agreement, (i) the aggregate amount of Losses for which any TEI Bio Securityholder is obligated to provide indemnification under Section 11.2(a)(i) with respect to any breach of the representations and warranties set forth in Section 4.3 relating to such TEI Bio Securityholder’s Securities set forth opposite such TEI Bio Securityholder’s name in Section 4.3(a) of the Disclosure Schedule or indemnification under Section 11.2(a)(vi) (to the extent relating to Encumbrances on such TEI Bio Securityholders’ Securities) shall not be limited to such TEI Bio Securityholder’s Pro Rata Share of such Losses (but total Losses for which such TEI Med Securityholder is obligated to provide indemnification hereunder, excluding amounts taken from the Escrow Funds, shall not exceed the portion of the Purchase Price actually received by such TEI Bio Securityholder) and (ii) the aggregate amount of Losses for which any TEI Bio Securityholder is obligated to provide indemnification hereunder for fraud on the part of such TEI Bio Securityholder shall not be limited to such TEI Bio Securityholder’s Pro Rata Share of such Losses (but total Losses for which such TEI Med Securityholder is obligated to provide indemnification hereunder, excluding amounts taken from the Escrow Funds, shall not exceed the portion of the Purchase Price actually received by such TEI Bio Securityholder).

(g) Subject Matter. The rights and remedies of an Indemnified Person based upon any inaccuracy or breach of any provisions of this Agreement shall in no way be limited by the fact that the facts upon which such Indemnified Person’s claim is based may also be within the scope of a different provision of this Agreement (including a provision as to which there is no inaccuracy for breach).

(h) Investigation. The representations, warranties, covenants and agreements contained herein, and the rights of indemnification hereunder with respect thereto, shall not be affected by any investigation conducted, or knowledge acquired or deemed acquired, by or on behalf of any party.

(i) Sole Remedy. In the absence of fraud (without regard to non-survival of any representations hereunder), the rights accorded to each Parent-Side Indemnified Person or Securityholder-Side Indemnified Person under this ARTICLE 11 shall be the sole rights to money damages that any Person may have under this Agreement or for breach of this Agreement, at common law or otherwise, except as provided in the Support Agreement with respect to Joint Securityholders; provided, however, that nothing in this ARTICLE 11 shall restrict or limit any rights that a Parent-Side Indemnified Person or a Securityholder-Side Indemnified Person may have to seek injunctive or other equitable relief to prevent a breach of this Agreement or to specifically enforce this Agreement.

(j) Tax Treatment. Any indemnification payments made pursuant to this ARTICLE 11 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

(k) Indemnification from Escrow. The Escrow Fund (Escrow Amount) shall be available to indemnify, hold harmless and reimburse any Parent-Side Indemnified Person from any Losses indemnifiable under this ARTICLE 11. The Escrow Fund (Additional Escrow Amount) shall be available to indemnify, hold harmless and reimburse any Parent-Side Indemnified Person from any Losses indemnifiable under Item 4 under Schedule 11.2(a)(viii) and for any Losses indemnifiable with respect to Excluded Matters under this ARTICLE 11. The Escrow Fund (Escrow Amount) (specifically excluding, for the avoidance of doubt, the Additional Escrow Amount), shall be the sole and exclusive security and source of recovery of the Parent-Side Indemnified Persons for the indemnification obligations of the TEI Bio Securityholders under this Agreement for Losses described in Section 11.2(a)(i), except (i) for any indemnification obligation arising out of any Excluded Matter or (ii) as provided in the Support Agreement with respect to Joint Securityholders.

ARTICLE 12

COVENANTS AFTER CLOSING

12.1	Publicity

Parent and Merger Sub Bio, on the one hand, and TEI Bio on the other hand, shall consult with each other before issuing, and shall not issue any such press release or make any public statement without the prior consent of the other parties; provided, however, that a party may without the prior consent of any other party, issue such a press release or other similar public statement as may be required by applicable Law or the rules of a national securities exchange or market on which the disclosing party is listed, provided, further, that such disclosing party shall to the extent reasonably practicable provide the other parties an opportunity to review, and consult with the disclosing party with respect to, any such release or statement prior to its release.

12.2	Confidentiality

(a) TEI Bio Securityholders. The TEI Bio Securityholders shall, and shall cause their Affiliates (to whom they disclose any of the Confidential Information described below in this clause (a)) and their respective Representatives to, maintain the confidentiality of, and not use for any purpose other than in connection with the transactions contemplated hereby, all Confidential Information obtained in contemplation or negotiation of the transactions contemplated hereby and relating to Parent or its Affiliates, except to the extent that disclosure of such information is required by applicable Law, is authorized in writing by Parent or reasonably occurs in connection with any dispute over the terms of this Agreement or any Additional Agreement. In addition, from and after the Closing, the TEI Bio Securityholders shall, and shall cause their Affiliates (to whom they disclose any of the Confidential Information described above in this clause (a)) and their respective Representatives to, maintain the confidentiality of, and not use for any purpose, all Confidential Information of the Business, except (i) as may be required by applicable Law, (ii) is authorized in writing by Parent or (iii) reasonably occurs in connection with any dispute over the terms of this Agreement or any Additional Agreement.

(b) Parent. Parent shall, and shall cause its Affiliates and their Respective Representatives to, maintain the confidentiality of and not use for any purpose other than in connection with the transactions contemplated herby, all Confidential Information obtained in contemplation or negotiation of the transactions contemplated hereby and relating to TEI Bio’s Affiliates (other than that relating to the Business or TEI Med), except to the extent that disclosure of such information is required by applicable Law or the rules of a national securities exchange or market on which such Person is listed or is authorized in writing by the SH Rep or reasonably occurs in connection with any dispute over the terms of this Agreement or any Additional Agreement.

12.3	Indemnification of Directors and Officers(a)

(a) Parent shall, or shall cause the Surviving Corporation to purchase a “tail policy” (the “D&O Tail Policy”) covering, for a period of six (6) years after the Effective Time, any Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of TEI Bio (the “D&O Indemnified Persons”) and who is currently covered by TEI Bio’s existing directors’ and officers’ liability insurance or fiduciary liability insurance policies on terms no less advantageous to such D&O Indemnified Persons than such existing insurance with respect to matters occurring or alleged to have occurred prior to or at the Effective Time. The cost to purchase the D&O Tail Policy (the “D&O Tail Policy Cost”) shall be borne by the TEI Bio Securityholders by deducting such amount from the Closing Merger Consideration.

(b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past officers and directors of TEI Bio (the “Covered Parties”) to the same extent and in the same manner and subject to the same limits as such persons are indemnified as of the date of this Agreement by TEI Bio pursuant to the DGCL, TEI Bio’s certificate of incorporation, TEI Bio’s by-laws and indemnification agreements between TEI Bio and such Covered Parties for acts or omissions occurring at or prior to the Effective Time, provided that the foregoing obligations shall only apply to the extent covered by the D&O Tail Policy.

(c) The covenants contained in this Section 12.3 are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation or any of its respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 12.3.

12.4	Tax Matters

(a) Tax Returns.

(i) TEI Bio shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of TEI Bio and the UK Subsidiary that are required to be filed (taking into account any extension) on or before the Closing Date, and TEI Bio shall pay, or cause to be paid, all Taxes of TEI Bio and the UK Subsidiary due on or before the Closing Date. At least ten (10) Business Days prior to the due date (taking into account any extension) for the filing of any such Tax Return that is an income Tax Return, TEI Bio shall deliver a copy of such Tax Return to Parent for Parent’s review, and TEI Bio shall consider in good faith any reasonable comment that Parent submits to TEI Bio no less than five (5) Business Days prior to the due date of such Tax Return.

(ii) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of TEI Bio and the UK Subsidiary that relate to Tax Periods ending on or before the Closing Date but that are required to be filed after the Closing Date, and the Securityholders shall indemnify Parent (in accordance with ARTICLE 11) for all Taxes due with respect to such Tax Returns. At least twenty (20) Business Days prior to the due date (taking into account any extension) for the filing of any such income Tax Return, and at least ten (10) Business Days prior to the due date (taking into account any extension) for the filing of any other such Tax Return, Parent shall deliver a copy of such Tax Return to the SH Rep for the SH Rep’s review. Parent shall consider in good faith any reasonable comment that the SH Rep submits to Parent no less than five (5) Business Days prior to the due date of such Tax Return.

(iii) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of TEI Bio and the UK Subsidiary that are required to be filed for a Straddle Period. At least ten (10) Business Days prior to the due date (taking into account any extension) for the filing of any such Tax Return, Parent shall deliver a copy of such Tax Return to the SH Rep for the SH Rep’s review. Parent shall consider in good faith any reasonable comment relating to the Pre-Closing Tax Period that the SH Rep submits to Parent no less than five (5) Business Days prior to the due date of such Tax Return.

(iv) With respect to Taxes of TEI Bio or the UK Subsidiary relating to a Straddle Period, the Securityholders shall indemnify Parent (in accordance with ARTICLE 11) for the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the Closing Date. The amount of Taxes relating to a Straddle Period that is allocable to the portion of the Straddle Period that is deemed to end on the Closing Date will be: (A) in the case of property Taxes and other Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (B) in the case of all other Taxes (other than Taxes covered by Section 3.7), determined based on an interim closing of the books as of the close of business on the Closing Date. For purposes of computing the Taxes attributable to the two portions of the Straddle Period pursuant to this Section 12.4(a)(iv), the amount of any item that is taken into account only once for each Tax Period (e.g., the benefit of graduated Tax rates, exemption amounts) shall be allocated between the two portions of the Straddle Period in proportion to the number of days in each portion. For the avoidance of doubt, the amount of any Tax of TEI Bio under Section 951(a) of the Code that is allocable to the portion of the Straddle Period that is deemed to end on the Closing Date shall be determined based on an interim closing of the books of the UK Subsidiary as of the close of business on the Closing Date (and for such purpose, the Tax Period of the UK Subsidiary shall be deemed to terminate at such time). Any transactions that occur on the Closing Date but after the Closing and that are not incurred in the ordinary course of business of TEI Bio or the UK Subsidiary (other than the transactions contemplated by this Agreement) shall be considered allocable to a Post-Closing Tax Period.

(v) All Tax Returns described in this Section 12.4(a), to the extent relating to a Pre-Closing Tax Period, shall be prepared in accordance with past custom and practice of TEI Bio and the UK Subsidiary in preparing their Tax Returns, except to the extent otherwise required by applicable Law.

(b) Cooperation. Parent and the SH Rep agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes of TEI Bio and the UK Subsidiary, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or the SH Rep, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent and the SH Rep shall retain all books and records with respect to Taxes of TEI Bio and the UK Subsidiary for a period of at least seven (7) years following the Closing Date.

(c) Notice of Tax Claims. If a Governmental Authority shall commence any audit, examination or other proceeding or make any claim relating to Taxes that, if successful, might result in an indemnification payment pursuant to Section 11.2 (a “Tax Claim”), Parent shall promptly give written notice of such Tax Claim to the SH Rep, together with copies of all notices and communications relating to such Tax Claim; provided, however, that the failure of Parent to give such notice shall only relieve the Securityholders from their indemnification obligations hereunder to the extent the Securityholders demonstrate actual and material damage caused by such failure.

(d) Control of Tax Claims. The SH Rep shall, upon written notification to Parent, control all proceedings at its own expense and may make all decisions with respect to any Tax Claim relating to a Tax Period ending on or before the Closing Date; provided that the SH Rep shall not settle any such Tax Claim without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) if the resolution of such Tax Claim reasonably could be expected to affect the Tax liability of TEI Bio or the UK Subsidiary for any Post-Closing Tax Period. The SH Rep and Parent shall jointly control all proceedings with respect to any Tax Claim relating to a Straddle Period, and any such Tax Claim shall not be settled without the prior written consent of both the SH Rep and Parent (which shall not be unreasonably withheld, conditioned, or delayed). If the SH Rep declines to assume the defense of any Tax Claim that it is entitled to control and defend pursuant to this Section 12.4(d) after receipt of notice thereof, or if SH Rep is not entitled to control or defend any Tax Claim pursuant to this Section 12.4(d), Parent shall thereupon have the right to undertake the control, defense and settlement of such Tax Claim; provided that Parent shall not settle any such Tax Claim without SH Rep’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed). In the event of any conflict between the provisions of this Section 12.4(d), on the one hand, and Section 11.2(c), on the other hand, with respect to any Tax Claim, the provisions of this Section 12.4(d) shall control.

(e) Refunds. The TEI Bio Securityholders shall be entitled to any refunds (including any interest paid thereon) or credits in lieu of refunds of Taxes of TEI Bio or the UK Subsidiary attributable to any Pre-Closing Tax Period, net of any reasonable cost to Parent or its subsidiaries attributable to the obtaining and receipt of such refund, provided that (1) such Taxes were paid by TEI Bio or the UK Subsidiary at or prior to the Closing or by a TEI Bio Securityholder at or after the Closing, and (2) such refund does not arise as a result of a carryback of a loss or other Tax benefit from a Post-Closing Tax Period. Parent and its Affiliates shall reasonably cooperate with the SH Rep in obtaining any refund or credit to which the TEI Bio Securityholders are entitled under this Section 12.4(e). Subject to the foregoing, Parent shall promptly forward to or reimburse the TEI Bio Securityholders for any such refunds (including any interest paid thereon) or credits due to the TEI Bio Securityholders after receipt thereof. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Taxing Authority, the TEI Bio Securityholders shall promptly repay the amount of such refund, together with any interest imposed by such Taxing Authority and any penalties or additional amounts imposed by such Taxing Authority that are attributable to any action of the TEI Bio Securityholders, to Parent.

(f) No Section 336(e) or 338 Election. Parent agrees that it will not make any election under Sections 336(e) or 338 of the Code, or any comparable election under state or local law, with respect to the acquisition of TEI Bio or the UK Subsidiary.

(g) Post-Closing Actions. Parent shall not (and shall not cause or permit TEI Bio, the UK Subsidiary, or any Affiliate to) file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to TEI Bio or the UK Subsidiary or agree to the waiver or any extension of the statute of limitations, with respect to any Pre-Closing Tax Period without the prior written consent of the SH Rep (which consent shall not be unreasonably withheld or delayed).

12.5	Products Liability Insurance.

Parent shall purchase and keep in place for a period of not less than three (3) years after the Effective Time a successor products liability insurance plan with a liability limit of not less than Ten Million Dollars ($10,000,000) naming each of TEI Bio and TEI Med as named insureds.

ARTICLE 13

GENERAL PROVISIONS

13.1	General Provisions

(a) No Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, except as provided in Section 12.3(c), no other Person shall have any right, benefits or obligation under this Agreement as a third-party beneficiary or otherwise. Any attempted assignment in breach of this Section 13.1(a) shall be null and void.

(b) Notices. All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received if personally delivered; (ii) the Business Day after being sent, if sent for next-day delivery by nationally recognized overnight delivery service; or (iii) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to the following address or to such other place as a party may designate as to itself by notice to the other parties:

If to TEI Bio (prior to the Effective Time), addressed to:

TEI Biosciences Inc.
1000 Winter Street
Waltham, MA 02451
Attention:	Yiannis Monovoukas Chairman, President and CEO

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:	Jeffrey A. Hermanson

If to the TEI Bio Securityholders or to the SH Rep, addressed to:

Dr. Yiannis Monovoukas
11 Dellbrook Road
Weston, MA 02493

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:	Jeffrey A. Hermanson

If to Parent, Merger Sub Bio or the Surviving Corporation addressed to:

Integra LifeSciences Corporation
311 Enterprise Drive
Plainsboro, NJ 08536
Attention:	Senior Vice President and General Counsel

With a copy (which shall not constitute notice) to:

Integra LifeSciences Corporation
311 Enterprise Drive
Plainsboro, NJ 08536
Attention:	Corporate Development

With a copy (which shall not constitute notice) to:

GoodSmith Gregg & Unruh LLP
150 S. Wacker Drive, Suite 3150
Chicago, IL 60606
Attention: Marilee Unruh and Steven Wayland

(c) Choice of Law, Jurisdiction, Waiver of Jury Trial. This Agreement shall be construed, governed and interpreted in accordance with the Laws of the State of Delaware, without regard to conflicts of laws principles. Each party irrevocably and unconditionally: (i) agrees that any dispute arising out of this Agreement may be brought in any Chancery Court in the State of Delaware, (ii) consents to such jurisdiction; (iii) waives any objection to such venue and (iv) waives trial by jury in any Proceeding relating to this Agreement or the transactions contemplated hereby.

(d) Enforcement of Agreement. Each party acknowledges and agrees that the other parties could be irreparably harmed if any provision of this Agreement is not performed in accordance with its specific terms and that any breach of this Agreement by a party could not be adequately compensated in all cases by monetary damages alone. Accordingly, each party agrees that, in addition to any other right or remedy to which the other parties may be entitled at law or in equity, each party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

(e) Entire Agreement; Amendments and Waivers; Assignment. This Agreement and the Additional Agreements, together with all schedules hereto and thereto (including the Disclosure Schedule) constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, except that the Confidentiality Agreement shall survive the execution of this Agreement but, if the Closing occurs, be superseded in its entirety effective as of the Closing. This Agreement may only be amended, modified, supplemented or assigned by (i) prior to the Effective Time, by an agreement in writing signed by Parent, Merger Sub Bio and TEI Bio, or (ii) after the Effective Time, an agreement in writing signed by Parent and the Surviving Corporation, on one hand, and the SH Rep (on behalf of the TEI Bio Securityholders) on the other hand; provided, however, that, in each case, after Stockholder Approval of the Merger is obtained, there shall be no amendment, waiver or assignment that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub Bio, on the one hand, or TEI Bio on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived prior to the Closing by TEI Bio, and after the Closing by the SH Rep (with respect to any failure by Parent or Merger Sub Bio) or by Parent or Merger Sub Bio (with respect to any failure by TEI Bio), respectively, only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A manual signature on this Agreement or any other document to be delivered pursuant to this Agreement, an image of which shall been transmitted electronically, will constitute an original signature for all purposes.

(g) Expenses. Except as otherwise specifically provided in this Agreement or in any Additional Agreement, each party shall pay its own legal, accounting and out-of-pocket and other expenses incident to the negotiation and execution of, and Closing under, this Agreement; provided, however, that all Transaction Expenses described under subclause (a) of such definition shall be paid as contemplated by ARTICLE 3.

(h) Invalidity and Severability. If any provision contained in this Agreement shall be held to be invalid or unenforceable in any respect, then, to the maximum extent permitted by Law, such invalidity or unenforceability shall not affect any other provision of this Agreement. Should any portion, provision or clause of this Agreement be deemed too broad to permit enforcement to its full extent then it shall be enforced to the maximum extent permitted by Law, and the parties consent and agree that such scope may be judicially modified accordingly in any Proceeding brought to enforce such portion, provision or clause.

(i) Cumulative Remedies. Except as otherwise specifically provided in this Agreement, all rights and remedies of any party are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

(j) Incorporation of Schedules. The schedules (including the Disclosure Schedule) that are attached to this Agreement are a part of this Agreement and are incorporated herein by reference.

(k) Further Assurances. Without limiting any other obligation hereunder, each party shall upon request execute and deliver to any other party such other documents, and do such other acts and things, including filing any forms, notifications or reports with Governmental Authorities, in each case as such requesting party may reasonably request for the purpose of carrying out the intent of this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

(l) Attorney-Client Privilege; Future Representation; Parties Other than TEI Bio. Parent and Merger Sub Bio hereby acknowledge that Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has acted as counsel to TEI Bio in connection with the transactions contemplated herein. The following provisions apply to the attorney-client relationship between (i) TEI Bio and WilmerHale prior to Closing and (ii) the TEI Bio Securityholders (and any subset of them) and WilmerHale following Closing. Each TEI Bio Securityholder hereby agrees that it will not seek to disqualify WilmerHale from acting as counsel to any of the TEI Bio Securityholders either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated herein because of its representation of TEI Bio in connection with the transactions contemplated herein. Parent and Merger Sub Bio agree that the TEI Bio Securityholders who are employees of TEI Bio have a reasonable expectation of privacy with respect to their communications (including any e-mail communications using the e-mail system of TEI Bio) with WilmerHale prior to the Closing to the extent such communications concern the transactions contemplated by this Agreement. Parent and Merger Sub Bio further agree that for the purposes of the attorney-client privilege, any communications between WilmerHale and TEI Bio or the TEI Bio Securityholders who are employees of TEI Bio that were made in the course of negotiating the transactions contemplated by this Agreement and that relate to the subject matter of th is Agreement or that may be relevant to any claims for indemnification under this Agreement or any other dispute arising in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transactions contemplated hereby (“Protected Communications”) shall be deemed privileged communications of the TEI Bio Securityholders who are employees of TEI Bio for the purposes of such claims or disputes, and to the extent that they may not be considered as such at law, Parent and Merger Sub Bio hereto agree to contractually treat such Protected Communications as if they were privileged communications of the TEI Bio Securityholders who are employees of TEI Bio.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

TEI BIOSCIENCES INC.

By:	/s/ Yiannis Monovoukas
	Name:	Yiannis Monovoukas
	Title:	President and CEO

INTEGRA LIFESCIENCES CORPORATION

By:	/s/ Peter J. Arduini
	Name:	Peter J. Arduini
	Title:	President & CEO

PATRIOT S1, INC.

By:	/s/ Peter J. Arduini
	Name:	Peter J. Arduini
	Title:	President & CEO

DR. YIANNIS MONOVOUKAS
Solely in his capacity as SH Rep

By:	/s/ Yiannis Monovoukas

Signature Page – Agreement and Plan of Merger